PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated October 8, 2002)	Registration No. 333-87440
680,000 Shares
American Mortgage Acceptance Company
7.25% Series A Cumulative Convertible Preferred Shares
(Liquidation Preference $25.00 per share)
____________________

We are offering 680,000 7.25% Series A Cumulative Convertible Preferred Shares, which we refer to in this prospectus supplement as the Preferred Shares.  We will pay cumulative dividends on the Preferred Shares from and including the date of original issuance, in the amount of $1.8125 per share each year, which is equivalent to 7.25% of the $25.00 liquidation preference per share.  Dividends on the Preferred Shares will be payable quarterly in arrears, beginning on October 15, 2007.  The Preferred Shares will rank senior to our common shares and any other junior shares that we may issue in the future.

Holders may convert the Preferred Shares into our common shares subject to certain conditions.  The conversion rate will initially be 2.2701 common shares per Preferred Share and is equivalent to an initial conversion price of $11.0125 per common share, which represents a 25% premium over $8.81 per share, the average closing price of our common shares for the five trading days prior to July 25, 2007.  The conversion rate will be subject to adjustment upon the occurrence of specified events.  See “Description of Preferred Shares—Conversion Rights” beginning on page S-29 of this prospectus supplement.

If certain fundamental changes to our company occur, holders of the Preferred Shares may require us in certain circumstances to repurchase all or part of their Preferred Shares.  See “Description of Preferred Shares—Purchase of Preferred Shares Upon a Fundamental Change” beginning on page S-34 of this prospectus supplement.  In addition, in the event we are acquired by a public company, we will adjust the conversion rate so that the Preferred Shares are convertible into shares of the public acquiring or surviving company.  See “Description of Preferred Shares—Conversion After a Public Acquirer Change of Control” beginning on page S-33 of this prospectus supplement.

We may not redeem the Preferred Shares, except in limited circumstances including a fundamental change in which we are acquired and our Shareholders are not entitled to receive publicly traded common stock or to preserve our status as a real estate investment trust.  See “Description of Preferred Shares—Redemption” beginning on page S-28 of this prospectus supplement.  However, on or after July 27, 2012, we may, at our option, cause the Preferred Shares to be automatically converted into that number of our common shares that are issuable at the then prevailing conversion rate.  We may exercise our conversion right only if the closing price of our common shares equals or exceeds 125% of the then prevailing conversion price of the Preferred Shares for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing our intent to exercise this option.  Holders of the Preferred Shares will generally not have voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters (whether or not consecutive) and under certain other circumstances.  See “Description of Preferred Shares—Voting Rights” beginning on page S-26 of this prospectus supplement.

Centerline Holding Company, the parent of our external advisor, Centerline/AMAC Manager Inc., or one of its subsidiaries will purchase 280,000 of the Preferred Shares in this offering at the same terms and $25.00 offering price offered to the public.  We will receive all of the proceeds from the sale of these Preferred Shares because we will not be required to pay an underwriting discount to the underwriters with respect to these shares.

The Preferred Shares are subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes.  See “Description of Preferred Shares—Restrictions on Ownership” on page S-36 of this prospectus supplement and “Description of Our Shares—Restrictions on Transfer” on page 5 of the accompanying prospectus.

Our common shares are listed on the American Stock Exchange, under the symbol “AMC.”  The last reported sale price of our common shares on July 24, 2007 was $8.46 per share.  There is currently no public market for the Preferred Shares.  We have applied to list the Preferred Shares on the American Stock Exchange under the symbol “AMC.PrA.”  If our application is approved, trading of the Preferred Shares on the American Stock Exchange is expected to begin within 30 days following delivery of the Preferred Shares.

Investing in the Preferred Shares involves significant risks.  See “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference.
____________________

	Per Share	Total

Public Offering Price	$25.00	$17,000,000
Underwriting Discount (1)	$1.25	$500,000
Proceeds to us, before expenses(1)	$23.75	$16,500,000

(1) Centerline Holding Company or one of its subsidiaries will purchase 280,000 of the Preferred Shares in this offering, at the $25.00 offering price. We will receive all of the proceeds from the sale of these Preferred Shares because we will not be required to pay an underwriting discount to the underwriters with respect to these shares.

We have granted the underwriters a 30-day option to purchase up to an additional 60,000 Preferred Shares to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Preferred Shares in book-entry form through the Depository Trust Company will be made on or about July 27, 2007.

____________________

Sterne, Agee & Leach, Inc.	Boenning & Scattergood, Inc.
____________________

The date of this prospectus supplement is July 24, 2007.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with additional or different information.  If anyone provides you with different or additional information, you should not rely on such information.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document.

This document is in two parts.  The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of the Preferred Shares.  This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference.  To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

Unless the context requires otherwise, all references to “our company,” “we,” “our” and “us” in this prospectus supplement refer to American Mortgage Acceptance Company and its wholly-owned subsidiaries.  All references to “Centerline” refer to Centerline Holding Company and/or its subsidiaries.  All references to “our Advisor” refer to Centerline/AMAC Manager Inc. (formerly, CharterMac AMI Associates, Inc.), which is a subsidiary of Centerline.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters.  These statements are based upon our current expectations and speak only as of the date hereof.  You can generally identify forward-looking statements as statements containing the words “may,” “will,” “believe,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions.  You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. These factors include, but are not limited to, the following:

•	our investment portfolio is subject to risks associated with real estate investments generally and with the properties that secure many of our investments;

•	risk of loss from non-investment grade commercial real estate investments;

•	competition in acquiring desirable investments may result in higher prices for investment assets, lower asset yields and a narrower spread of yields over our borrowing costs;

•	interest rate fluctuations affect the value of our investment assets and our ability to generate net income;

•	general economic conditions and economic conditions in the real estate markets specifically, particularly as they may adversely affect the value of our assets and the credit status of our borrowers;

•	dependence on our Advisor for all services necessary for our operations;

•	conflicts which may arise among us and other entities affiliated with our Advisor that have similar investment policies to ours;

•	risks associated with the repurchase agreements and warehouse facilities we utilize to finance our investments and our ability to raise capital;

•	risks associated with the failure to qualify as a real estate investment trust, or REIT; and

•	risks associated with collateral debt obligation, or CDO, securitization transactions, which include, but are not limited to:

▪	the inability to acquire eligible investments for a CDO issuance;

▪	interest rate fluctuations on variable-rate swaps entered into to hedge fixed-rate loans;

▪	the inability to find suitable replacement investments within reinvestment periods; and

▪	the negative impact on our cash flow that may result from the use of CDO financings with over-collateralization and interest coverage requirements.

•
other factors discussed under the heading “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K and in other documents filed with the Securities and Exchange Commission, or SEC, or otherwise incorporated by reference into this prospectus supplement.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement.  We undertake no obligation to revise or update publicly any forward-looking statements other than as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information more fully described elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary does not contain all of the information that is important to you. Before making a decision to invest in the Preferred Shares, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.   Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

American Mortgage Acceptance Company

We were formed in 1991 as a Massachusetts business trust and have elected to be treated as a REIT, under the Internal Revenue Code of 1986, as amended, or the Code.  We are an externally managed REIT and all of our operations are conducted pursuant to an advisory services agreement with our Advisor, Centerline/AMAC Manager, Inc. (formerly, CharterMac AMI Associates, Inc.).  Our Advisor is a subsidiary of Centerline (NYSE: CHC), which through its subsidiaries, operates as a real estate finance and investment company.  Centerline had approximately $16.0 billion of assets under management as of March 31, 2007.

We are a commercial mortgage REIT focused on investing in loans and other debt and equity instruments secured by multifamily and commercial property throughout the United States.  We invest in first mortgage loans, subordinated interests in first mortgage loans, subordinated notes, mezzanine loans, bridge loans and construction loans.  These loans may have fixed or variable interest rates.  Additionally, we invest in subordinate commercial mortgage-backed securities, subordinate debt and equity interests in CDO securitizations and other real estate assets.  We have also invested in government insured or agency guaranteed first mortgages, insured mortgage pass-through certificates or insured mortgage-backed securities.  At March 31, 2007, we had total assets of $775.1 million and total shareholders’ equity of $86.7 million.  Details of our investment portfolio as of March 31, 2007 are set forth in the table below:

	At March 31, 2007
	Carrying Amount (in thousands)	% of Total	Weighted Average Interest Rate
	(unaudited)

Mortgage loans	$637,498	85.8%	7.25%
Debt securities	80,955	10.9	6.49
CDO securities (1)	10,061	1.4	9.00
Notes receivable	9,260	1.2	9.78
Revenue bonds	5,012	0.7	8.70
	$742,786	100.0%	7.23%

(1) Includes debt and equity interests in CDO securitizations.

We obtain debt financing for our activities through a combination of CDO notes payable, a CDO warehouse facility, master repurchase agreements, a revolving credit facility with Centerline and other financings.  We issued our first CDO notes payable in November 2006, and we intend to continue financing a large portion of our investment portfolio using CDO notes payable.

Our Corporate Information

Our principal executive office is located at 625 Madison Avenue, New York, New York 10022 and our telephone number is (212) 317-5700.  We maintain a website at http://www.americanmortgageco.com.  The contents

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of our website are not a part of this prospectus supplement or the accompanying prospectus.  Our common shares are listed on the American Stock Exchange, or AMEX, under the symbol “AMC.”

Recent Developments

Investments

From April 1, 2007 through July 6, 2007, we acquired a total of $257.0 million of assets comprised of the following:

•	$115.3 million of commercial mortgage-backed securities, or CMBS;

•	$110.1 million of mezzanine loans;

•	$23.4 million of subordinated notes; and

•	$8.2 million of first mortgage loans.

Capital Raising Activities

During April 2007, we executed master repurchase agreements with Bear, Stearns International Limited, or Bear Stearns, and with Wachovia Capital Markets, LLC, or Wachovia, for the purpose of providing financing for real estate related investments, including but not limited to, our $10.1 million investment in debt and equity interests in a CDO securitization by Nomura.  The Nomura securities have a weighted average interest rate of 9.0% and mature in May 2042.  We took possession of the Nomura securities in April 2007.  In May 2007, we repaid all the outstanding borrowings pursuant to the master repurchase agreement with Wachovia (and do not intend to utilize this master repurchase agreement in the future) and entered into a corresponding increase in the amounts financed pursuant to the master repurchase agreement with Bear Stearns.  Advance rates on the borrowings related to the financing of the purchase of the Nomura securities pursuant to the Bear Stearns master repurchase agreement range from 60 to 80% of the Nomura securities and interest on the borrowings range from 30-day LIBOR plus 0.40% to 30-day LIBOR plus 0.85%.  The Bear Stearns master repurchase agreement has no set termination date and Bear Stearns has sole discretion whether to provide financing for any individual transaction under the master repurchase agreement.

Other

During April 2007, we received approximately $337,000 of proceeds from the release of an escrow held back from the proceeds of the 2006 sale of ARCap Investors, L.L.C.  The entire amount will be recognized as income during the second quarter of 2007.

Dividends

On May 15, 2007, we paid a dividend of $0.225 per share for the first quarter of 2007 to shareholders of record as of March 30, 2007.

On June 13, 2007, we announced a dividend of $0.225 per share for the second quarter of 2007 payable on August 14, 2007 to shareholders of record as of June 30, 2007.

Resignation

On July 12, 2007, Daryl J. Carter, our President, resigned effective immediately.

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Summary Financial Data

The following summary financial data as of December 31, 2005 and 2006 and for the three years ended December 31, 2006 are derived from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.  The summary financial data as of December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and 2003 are derived from audited financial statements not included in this prospectus supplement or the accompanying prospectus.  The summary financial data as of March 31, 2006 and 2007 and for the three months ended March 31, 2006 and 2007 are derived from our unaudited financial statements for these periods.  You should read these summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and notes thereto that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(amounts in thousands, except per share data)
Operating Highlights
Total revenues	$10,458	$15,051	$15,097	$27,160	$31,694	$5,671	$12,501
Total expenses (1)	3,812	5,653	8,124	15,106	27,533	4,062	10,837
Impairment losses on investments	—	—	—	—	17,496	—	—
Other income (expenses)	3,014	2,027	2,400	2,981	15,767	679	(31)
Income from continuing operations.	9,660	11,425	9,373	15,035	2,432	2,288	1,633
Net income	9,660	11,884	11,273	15,235	2,687	2,169	5,164
Funds from operations (FFO) (2)	9,660	11,884	13,416	17,624	4,128	2,619	1,889

Cash Flows from:
Operating activities	$8,948	$11,790	$14,032	$18,049	$8,290	$1,654	$1,629
Investing activities	(74,362)	(123,656)	(22,592)	(64,512)	(320,856)	233	(84,328)
Financing activities	74,800	103,490	9,206	55,003	308,905	(12,423)	89,654

Per Share Data
Income from continuing operations per share, basic and diluted	$1.61	$1.46	$1.12	$1.81	$0.29	$0.27	$0.19
Net income per share, basic and diluted	$1.61	$1.52	$1.35	$1.83	$0.32	$0.26	$0.61
Dividends per share	$1.51	$1.60	$1.60	$1.90	$3.00	$0.40	$0.225

(1) Excludes losses reflected in the “Impairment losses on investments” line item.

(2) Funds from operations, or FFO, represents net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, excluding depreciation and amortization related to real property and including funds from operations for unconsolidated joint ventures calculated on the same basis. FFO is calculated in accordance with the National Association of Real Estate Investment Trusts definition. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Our management considers FFO a supplemental measure of operating performance, and believes that FFO, along with cash flows from operating activities, financing activities and investing activities, provides investors with an indication of our ability to incur and service debt, make capital expenditures, and to fund other cash needs.

The following calculation shows the reconciliation of net income and FFO for the periods indicated:

Net income	$9,660	$11,884	$11,273	$15,235	$2,687	$2,169	$5,164
Add: Depreciation on real property	—	—	2,143	2,389	1,671	450	336
Less: Gain on sale of property	—	—	—	—	(230)	—	(3,611)
Funds from operations	$9,660	$11,884	$13,416	$17,624	$4,128	$2,619	$1,889

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	As of December 31,					As of March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(amounts in thousands, except per share data)

Balance Sheet Highlights
Total assets	$195,063	$327,107	$349,033	$400,723	$720,984	$388,344	$775,088
CDO notes payable	—	—	—	—	362,000	—	362,000
Repurchase facilities	87,880	149,529	157,633	209,101	163,576	205,650	268,389
Warehouse facilities	8,788	34,935	3,827	4,070	—	—	—
Line of credit – related party	—	—	4,600	—	15,000	—	10,190
Note payable – related party	—	—	—	—	—	—	4,968
Mortgages payable on real estate owned	—	15,993	56,993	40,487	39,944	40,355	—
Preferred shares of subsidiary (subject to mandatory repurchase)	—	—	—	25,000	25,000	25,000	25,000
Total liabilities	100,725	206,212	228,501	286,540	635,976	276,860	688,376
Total shareholders’ equity	94,338	120,895	120,532	114,183	85,008	111,484	86,712
Book value per share	$14.82	$14.50	$14.46	$13.75	$10.12	$13.43	$10.32
Shares outstanding	6,364	8,338	8,337	8,304	8,400	8,304	8,402

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The Offering

Issuer	American Mortgage Acceptance Company
Securities Offered	680,000 7.25% Series A Cumulative Convertible Preferred Shares (740,000 Preferred Shares if the underwriters’ over-allotment option is exercised in full).
Use of Proceeds
We intend to use the net proceeds from the sale of the Preferred Shares in this offering to acquire additional mortgage-related assets consistent with our investment policy and for general corporate purposes.  To the extent suitable investments are not immediately available, we may use the net proceeds to pay down up to all of the outstanding balance of our revolving credit facility with Centerline, in which event we expect to use the excess capacity under this facility to acquire additional mortgage-related assets consistent with our investment policy and for general corporate purposes.  It is possible we may decide not to pay down our revolving credit facility with all or a portion of the net proceeds of this offering, in which case, we would expect to place the net proceeds in interest-bearing bank accounts.

Ranking
The Preferred Shares rank senior to our common shares and any other junior shares that we may issue in the future with respect to payments of distributions and rights to payment upon liquidation, dissolution or winding up.

Dividends
You will be entitled to receive cumulative cash dividends on the Preferred Shares at a rate of 7.25% per year of the $25.00 liquidation preference (equivalent to $1.8125 per year per share).  Dividends on the Preferred Shares are payable quarterly in arrears on the 15th day of January, April, July and October of each year, or if such day is not a business day, the next succeeding business day, beginning on October 15, 2007.  Dividends paid to investors on the Preferred Shares issued in this offering will be cumulative from July 27, 2007.

Centerline Investment
Centerline, the parent of our Advisor, or one of its subsidiaries will purchase 280,000 Preferred Shares in this offering at the same terms and $25.00 offering price offered to the public.  We will receive all of the proceeds from the sale of these Preferred Shares because we will not be required to pay an underwriting discount to the underwriters with respect to these shares.

Liquidation Preference
If we liquidate, dissolve or wind up, you will have the right to receive $25.00 per Preferred Share, plus accrued and unpaid dividends (whether or not declared) to the date of payment, before any payments are made to our common shareholders or to holders of any other of our equity securities that we may issue ranking junior to the Preferred Shares as to liquidation rights. Your rights to receive the liquidation preference will be subject to the proportionate rights of each other series or class of our equity securities ranking on parity with the Preferred Shares we may issue.

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Restrictions on Ownership and Transfer
Subject to certain exceptions, no person or entity may own, directly or indirectly, more than 9.8% of our outstanding shares entitled to vote, which includes the Preferred Shares and our common shares.

If any transfer of the Preferred Shares or common shares occurs (including the acquisition of common shares upon a conversion of the Preferred Shares) which, if effective, would result in any person or entity owning, directly or indirectly, our shares in violation of the ownership limits set forth above, then that number of shares that would cause the violation will be deemed to have been offered for sale to us or any designee for a period subsequent to the acquisition and the intended transferee will not acquire any rights in such shares.

Voting Rights
You will generally not have voting rights. If dividends on any outstanding Preferred Shares, however, are in arrears for six or more quarterly periods (whether or not consecutive), holders of the Preferred Shares, voting as a class with the shareholders of any other classes or series of our equity securities ranking on parity with the Preferred Shares that are entitled to similar voting rights, if any, will be entitled to elect two additional trustees to our board of trustees to serve until all unpaid cumulative dividends have been paid or declared and set apart for payment.  In addition, certain material and adverse changes to the terms of the Preferred Shares cannot be made and certain other actions may not be taken without the affirmative vote of at least two-thirds of the outstanding Preferred Shares and classes and series of any parity shares, voting as a class with the shareholders of any other classes or series of our equity securities ranking on parity with the Preferred Shares that are entitled to similar voting rights.

Maturity
The Preferred Shares will have no maturity date and we may not redeem the Preferred Shares except in limited circumstances.  See “—Redemption” below.  Accordingly, the Preferred Shares will remain outstanding indefinitely unless you or we decide to convert them, you elect to have us repurchase them upon a fundamental change or we are allowed or required to redeem them.  See “Description of Preferred Shares—Conversion Rights,” “—Company Conversion Option” and “—Purchase of Preferred Shares Upon a Fundamental Change” below.

Redemption
We may not redeem the Preferred Shares, except in limited circumstances including a fundamental change in which we are acquired by a private company or to preserve our status as a REIT.  See “Description of Preferred Shares—Redemption” below.   However, on or after July 27, 2012, we will have the right, in certain circumstances, to require you to convert your Preferred Shares.  See “Description of Preferred Shares—Company Conversion Option” below.

Conversion Rights
You may, at your option, convert some or all of your Preferred Shares initially at a conversion rate of 2.2701 common shares per $25.00 liquidation preference, or the Conversion Rate, which is equivalent to an initial conversion price of $11.0125 per common share, a 25% premium over $8.81 per share, the average closing price of our common shares for the five trading days prior to July 25, 2007.  The Conversion Rate may increase, ultimately increasing the number of

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common shares received upon conversion.  Except as otherwise provided, the Preferred Shares will only be convertible into our common shares.  See “—Conversion Rate Adjustments” and “Description of the Preferred Shares—Conversion Rights” below.

Company Conversion Option
On or after July 27, 2012, at our option, we may require you to convert your Preferred Shares into that number of common shares that are issuable at the then prevailing Conversion Rate (as adjusted) (we refer to this option as the Company Conversion Option).  We may exercise our Company Conversion Option only if our common share price equals or exceeds 125% of the then prevailing conversion price of the Preferred Shares for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing our intent to exercise our Company Conversion Option.  See “Description of Preferred Shares—Company Conversion Option” below.

Payments of Dividends Upon Conversion
If you exercise your conversion rights, upon delivery of the Preferred Shares for conversion, those Preferred Shares will cease to cumulate dividends as of the end of the day immediately preceding the conversion date and you will not receive any cash payment representing accrued and unpaid dividends on the Preferred Shares, except in those limited circumstances discussed below.  Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Preferred Shares converted at your election, or for dividends on the common shares issued upon such conversion.  If we convert your Preferred Shares pursuant to our Company Conversion Option, whether prior to, on, or after the record date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to you.  See “Description of Preferred Shares—Payments of Dividends Upon Conversion” below.

Conversion Rate Adjustments	The Conversion Rate is subject to adjustment upon the occurrence of certain events. See “Description of the Preferred Shares—Conversion Rate Adjustments” below.
Conversion After a Public Change of Control
In the event we are acquired by a public company, we will adjust the conversion rate so that the Preferred Shares are convertible into shares of the acquiring or surviving company.  See “Description of Preferred Shares—Conversion After a Public Acquirer Change of Control” below.

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Purchase of Preferred Shares Upon a Fundamental Change
In the event of a fundamental change described below, you will have the right to require us to repurchase for cash all or any part of your Preferred Shares at a purchase price equal to 100% of the liquidation preference of the Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.  See “Description of the Preferred Shares—Purchase of Preferred Shares Upon a Fundamental Change” below.
Furthermore, if we are acquired and our common shareholders are not entitled to receive publicly traded common stock, unless we seek the consent of the Preferred Shareholders, we will be required to repurchase your Preferred Shares at a price equal to 101% (if such acquisition occurs prior to July 27, 2012) or 100% (if such acquisition occurs on or after July 27, 2012) of the liquidation preference of the Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.  See “Description of the Preferred Shares—Mandatory Redemption In the Event of a Private Acquirer Change of Control” below.

Transfer Agent	The transfer agent, registrar and dividend disbursing agent for the Preferred Shares will be Computershare Trust Company, N.A.
Listing
We have applied to list the Preferred Shares on the AMEX under the symbol “AMC.PrA.” If our application is approved, trading of the Preferred Shares on the AMEX is expected to begin within 30 days following delivery of the Preferred Shares.

Form and Book-Entry System
The Preferred Shares will only be issued in the form of global securities held in book-entry form.  The Depository Trust Company, or DTC, or its nominee will be the sole registered holder of the Preferred Shares.  Owners of beneficial interests in the Preferred Shares represented by the global securities will hold their interests pursuant to the procedures and practices of DTC.  As a result, beneficial interests in any such securities will be shown on, and transfers will be affected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Risk Factors
See “Risk Factors” beginning on the next page of this prospectus supplement and other information contained herein for a discussion of factors you should carefully consider before deciding to invest in the Preferred Shares.

For additional information regarding the terms of the Preferred Shares, see “Description of Preferred Shares” beginning on page S-25 of this prospectus supplement.

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RISK FACTORS

An investment in the Preferred Shares involves significant risks.  You should carefully consider the risks described below, together with the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the Preferred Shares.  If any of the events described in these risk factors actually occur, our business, operating results, prospects and financial condition could be materially harmed.  As a result, the market price of the Preferred Shares could decline and may cause you to lose all or part of your investment.

Risks Relating to this Offering

An active trading market for the Preferred Shares may not develop.

The Preferred Shares are a new issue of securities for which there is currently no established trading market.  Although we intend to apply to list the Preferred Shares on the AMEX, there is no assurance that the Preferred Shares will be accepted for listing.  Furthermore, even if the Preferred Shares are accepted for listing on the AMEX, an active trading market may not develop or last, in which case, the trading price of the Preferred Shares could be adversely affected.  The liquidity of any market for the Preferred Shares will depend upon the number of Preferred Shareholders, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Preferred Shares and other factors.

The trading price of the Preferred Shares may depend on many factors, including:

•	prevailing interest rates;

•	the market price of our common shares;

•	the market for similar securities;

•	additional issuances by us of common shares;

•	additional issuances by us of other series or classes of preferred shares;

•	general economic conditions; and

•	our financial condition, performance and prospects.

Each of these factors, among others, may cause the trading price of the Preferred Shares to fall below the offering price, which could have a material adverse effect on your investment in the Preferred Shares.

We may not be able to pay dividends regularly.

Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations.  We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.  Furthermore, any new securities issued by us could increase the cash required to continue to pay cash dividends at current levels.  Any common shares or preferred shares that we may issue in the future to finance acquisitions, upon exercise of stock options or otherwise, would have a similar effect.

In addition, our governing documents permit us to incur additional indebtedness. See “Our Company—Limitations on Indebtedness.” Accordingly, we may incur additional indebtedness and become more highly leveraged, which could adversely affect our financial position and limit our cash available to pay dividends.  We may not have sufficient funds to satisfy our dividend obligations relating to the Preferred Shares if we incur additional indebtedness or if the other risks we face adversely affect our financial condition.

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We may not have the ability to raise the funds necessary to repurchase the Preferred Shares upon a fundamental change.

Following a fundamental change as described under “Description of Preferred Shares—Purchase of Preferred Shares Upon a Fundamental Change,” holders of the Preferred Shares may require us to repurchase their Preferred Shares.  We may not have sufficient financial resources, or be able to arrange financing, to pay the purchase price in cash with respect to any Preferred Shares tendered by Preferred Shareholders for repurchase upon a fundamental change.  In addition, under the terms of our then existing indebtedness, a fundamental change could constitute an event of default or prepayment event under, and result in the acceleration of the maturity of, such indebtedness or could otherwise contain restrictions that would not allow us to repurchase the Preferred Shares.

You may not be adequately compensated for the lost option value of the Preferred Shares as a result of a fundamental change.

If a fundamental change occurs, we are not obligated to adjust the Conversion Rate.  Therefore, you will not be compensated for the lost option value of the Preferred Shares as a result of the fundamental change.

The conversion rate of the Preferred Shares may not be adjusted for all dilutive events.

The Conversion Rate of the Preferred Shares is subject to adjustments for certain events, including the issuance of rights or warrants, subdivisions or combinations of our common shares, distributions of capital shares, indebtedness, or assets and issuer tender or exchange offers.  See “Description of Preferred Shares—Conversion Rate Adjustments.”  The Conversion Rate may not be adjusted for other events that may adversely affect the trading price of the Preferred Shares or the common shares into which such Preferred Shares may be convertible, including the issuance of share dividends on our common shares in excess of our current dividend or dividends in excess of the dividend amount as of the latest quarterly period prior to the commencement of this offering.

Conversion of the Preferred Shares will dilute the ownership interest of our existing common shareholders.

The conversion of some or all of the Preferred Shares will dilute the ownership interests of our existing common shareholders.  Any sales in the public market of the common shares issuable upon such conversion could adversely affect prevailing market prices of our common shares.  In addition, the existence of the Preferred Shares may encourage short selling by market participants because the conversion of the Preferred Shares could depress the price of our common shares.

If you hold the Preferred Shares you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

If you hold the Preferred Shares, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares), but you will be subject to all changes affecting the common shares.  You will have rights with respect to our common shares only if and when we deliver common shares to you upon conversion of your Preferred Shares and, in certain cases, under the conversion rate adjustments applicable to the Preferred Shares.  For example, in the event that an amendment is proposed to our declaration of trust or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common shares to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

The Preferred Shares have not been rated and will be subordinated to our existing and future debt; we are not restricted from issuing preferred equity securities that rank on parity with the Preferred Shares.

The Preferred Shares have not been rated by any nationally recognized statistical rating organization. Furthermore, our declaration of trust provides that we may issue additional preferred shares in one or more series and our board of trustees is entitled, in its discretion, to authorize additional shares, including common and preferred shares, without shareholder approval.  We may also issue preferred shares that are senior to the Preferred Shares with the approval of holders of two-thirds of the Preferred Shares.  The issuance of additional preferred shares on par with or senior to the Preferred Shares could have the effect of diluting the amounts we may have available for

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the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.  The Preferred Shares will be subordinated to all our existing and future debt (including, without limitation, securities commonly referred to as trust preferred securities that are accounted for as debt).  Other than the right of the Preferred Shareholders under certain circumstances to require us to repurchase their Preferred Shares, the Preferred Shares do not contain any provisions affording the holders of the Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might harm the holders of the Preferred Shares.  These factors may affect the trading price of the Preferred Shares.

Our declaration of trust contains limits on ownership and transfer of our common shares and the Preferred Shares, which could have adverse consequences to you.

Our declaration of trust contains provisions that restrict the ownership and transfer of our common shares and the Preferred Shares. In particular, it provides that, subject to certain exceptions, no person or entity may own, directly or indirectly, more than 9.8% of our outstanding shares entitled to vote.  We consider our Preferred Shares as shares entitled to vote due to certain voting rights conferred on the Preferred Shares and the conversion feature into our common shares.  If any transfer of the Preferred Shares or other shares occurs (including the acquisition of common shares upon a conversion of the Preferred Shares) which, if effective, would result in any person or entity owning, directly or indirectly, our common shares or the Preferred Shares in violation of the ownership limits set forth above, then that number of shares that would cause the violation will be deemed to have been offered for sale to us or any designee for a period subsequent to the acquisition and the intended transferee will not acquire any rights in such shares.  In addition, since the conversion of the Preferred Shares into common shares would result in a shareholder increasing the total number of our capital shares that it holds due to the application of the conversion ratio, a conversion could result in a violation of the 9.8% ownership limit with respect to a shareholder that does not own in excess of 9.8% of our shares prior to such conversion.

Our ownership limit and transfer restrictions may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our shareholders’ ability to realize a premium over the then prevailing market price for our common shares in connection with a change in control.  The ownership limit and transfer restrictions would also preclude Preferred Shareholders from increasing their position in the Preferred Shares above the proscribed 9.8% limit and may also constrain certain transferees from being able to purchase the Preferred Shares.

You should consider the U.S. federal income tax consequences of owning the Preferred Shares.

The principal U.S. federal income tax consequences of purchasing, owning and disposing of the Preferred Shares and any common shares received upon their conversion are summarized under “Federal Income Tax Considerations” in this prospectus supplement.  Certain of our actions may result in an adjustment to the Conversion Rate that could cause you to be deemed to receive a taxable dividend subject to U.S. federal income tax without the receipt of any cash.  If you are a foreign shareholder, such deemed dividend may subject you to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Federal Income Tax Considerations” in this prospectus supplement.

Additional Risks Relating to Our Company

Our investment portfolio includes under-performing and impaired loans, which may be in default or subject to an increased risk of delinquency, foreclosure or loss.  The occurrence of such events could reduce our earnings and negatively affect the cash available for distribution to our shareholders.

We have under-performing and impaired mortgage loans in our investment portfolio and we could experience additional under-performing and impaired mortgage loans in the future.  We held under-performing and impaired mortgage loans in our investment portfolio in the carrying amount (including principal and all accrued and unpaid interest and fees) of approximately $15.6 million and $12.9 million, respectively, as of December 31, 2006 and approximately $16.2 million and $12.9 million, respectively, as of March 31, 2007.  The aggregate carrying amount of our impaired mortgage loans represented 1.8% of our total assets as of December 31, 2006, and 1.7% as of March 31, 2007.  The aggregate carrying amount of our under-performing mortgage loans represented 2.2% of our total assets as of December 31, 2006, and 2.1% as of March 31, 2007.  We generated interest income from impaired loans (net of amounts written off as unrecoverable) in the amount of $1.1 million during the year ended

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December 31, 2006, which represented 3.7% of our interest income (net of amounts written off as unrecoverable).  We recognized no interest income from these loans for the three months ended March 31, 2007.  With respect to these loans, we recognized impairment losses for the year ended December 31, 2006 of $15.3 million (excluding $2.2 million of recognized impairment losses in connection with the sale of GNMA and FNMA certificates).  We recognized no impairment losses for the three months ended March 31, 2007.  We accrued interest income from under-performing loans in the amount of $2.3 million during the year ended December 31, 2006, which represented 7.9% of our interest income, and of $0.6 million during the quarter ended March 31, 2007, which represented 5.0% of our interest income (net of amounts written off as unrecoverable).  We classify mortgage loans as being impaired when we do not expect full repayment of all principal and interest.  We classify mortgage loans as under-performing when debt service payments on such loans are not current.  We accrue interest on under-performing mortgage loans only when we expect to receive all principal and accrued interest.

In the event of a default under a mortgage loan held by us, we bear a risk of loss to the extent of any deficiency between the value of the collateral (net of our collection costs) and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations.  In cases where we have mortgage loans where we do have recourse to the borrower, in the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law, which could have a negative effect on our anticipated return on the foreclosed loan.  Further, foreclosing upon a loan can be very expensive, could subject us to environmental liabilities and may distract our management from our other operations.

Management makes various assumptions and judgments about the collectibility of our investment portfolio loans, which may prove to be inaccurate.  With respect to individual loans, we write down the value of impaired loans in our financial statements based upon our assessment of the probability that we will recover our principal and interest.  Our assessment is based upon our evaluation of the nature of the borrower, the value of the underlying collateral, whether we have a senior or subordinated position and many other objective and subjective factors.  As a result, our assessment of the carrying value of an impaired loan could prove to be inaccurate.

Dividends payable by REITs do not qualify for the reduced tax rates.

Tax legislation enacted in 2003 reduced the maximum U.S. federal tax rate on certain corporate dividends paid to individuals and other non-corporate taxpayers to 15% (through 2010).  Dividends paid by REITs to these shareholders are generally not eligible for these reduced rates.  Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to non-REIT corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our preferred and common shares.

Our warehouse facility and our CDO financing agreements may limit our ability to make investments.

Our warehouse facility is subject to many of the same risks as our repurchase agreements.  Further, in order for us to borrow money to make investments under our warehouse facility, our warehouse provider has the right to review the potential investment for which we are seeking financing.  We may be unable to obtain the consent of our warehouse provider to make investments that we believe are favorable to us.  In the event that our warehouse provider does not consent to financing a potential asset on the warehouse facility, we may be unable to obtain alternate financing for that investment.  Our warehouse provider’s consent rights with respect to our warehouse facility may limit our ability to execute our business strategy.

In addition, each CDO securitization transaction that we execute will contain certain eligibility criteria with respect to the collateral that we seek to acquire and sell to the CDO issuer.  If the collateral does not meet the eligibility criteria for eligible collateral as set forth in the transaction documents of such CDO securitization transaction, we may not be able to acquire such assets and finance them through the use of CDO notes payable.  The inability of the collateral to meet eligibility requirements with respect to our CDO securitization transactions may negatively impact our ability to execute our business strategy.  Additionally, change in investor demand for debt and equity interests in CDO securitizations may negatively affect pricing levels and terms of future CDO securitization transactions.

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Environmental compliance costs and liabilities associated with our properties or our real estate related investments may materially impair the value of our investments.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination.  In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination.  The presence of contamination or the failure to remediate contamination may adversely affect the property owner’s ability to sell or lease real estate or to borrow using the real estate as collateral.  The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site.  Accordingly, the owners of the real estate securing our investments could be required to pay removal or remediation costs. These costs of removal or remediation could be substantial and could negatively impact the availability of property cash flow for payments on our investments, which may impair the value of our investments.  In addition, we may invest in real estate or mortgage loans secured by real estate with environmental problems that materially impair the value of the real estate.  There are substantial risks associated with such investments.

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USE OF PROCEEDS

We estimate that net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses of $550,000 will be approximately $16.0 million ($17.4 million if the underwriters’ over-allotment option is exercised in full).

We intend to use the net proceeds from this offering to acquire additional mortgage-related assets consistent with our investment policy and for general corporate purposes.  To the extent suitable investments are not immediately available, we may use the net proceeds to pay down up to all of the outstanding balance of our revolving credit facility with Centerline, in which event we expect to use the excess capacity under this facility to acquire additional mortgage-related assets consistent with our investment policy and for general corporate purposes.  As of March 31, 2007, the amount outstanding on the Centerline credit facility was $10.2 million and had an interest rate of 8.32%.  As of July 24, 2007, the amount outstanding was $45.7 million and the interest rate was 8.32%.  The maturity date of the credit facility is June 30, 2008.  It is possible we may decide not to pay down our revolving credit facility with all or a portion of the net proceeds of this offering, in which case, we would expect to place the net proceeds in interest-bearing bank accounts.

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CAPITALIZATION

The following table sets forth our actual capitalization as of March 31, 2007, and our capitalization as adjusted to give effect to the issuance of the Preferred Shares in this offering, at the public offering price of $25.00 per share after deducting the underwriting discount and the estimated offering expenses and the application of the net proceeds as described in “Use of Proceeds.”

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
	Actual	As Adjusted (1) (3)
	(in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$14,508	$30,458
Restricted cash	2,116	2,116
Borrowings:(2)
Indebtedness	670,547	670,547
Shareholders’ Equity:
7.25% Series A Cumulative Convertible Preferred Shares, liquidation preference $25.00 per share; no shares issued and outstanding; 680,000 issued and outstanding, as adjusted	—	15,950
Common shares of beneficial interest, par value $0.10 per share; 25,000,000 authorized; 8,817,049 issued and 8,402,049 outstanding	881	881
Treasury shares of beneficial interest at par; 415,000 shares	(42)	(42)
Additional paid-in capital	128,009	128,009
Accumulated other comprehensive loss	(5,235)	(5,235)
Accumulated deficit	(36,901)	(36,901)
Total shareholders’ equity	$86,712	$102,662

(1)	After deducting the underwriting discount of $500,000 and the estimated offering expenses of $550,000, and assuming no exercise of the underwriters’ over-allotment option.

(2)
Includes CDO notes payable, repurchase facilities, preferred shares of subsidiary subject to mandatory repurchase (commonly referred to as trust preferred securities), line of credit-related party and note payable-related party.

(3)	Assumes that we do not pay down any of our outstanding indebtedness with the net proceeds of this offering.

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RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preference dividends for the periods shown:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
Ratio of earnings to combined fixed charges and preference dividends(1)(2)	8.8	5.2	3.2	2.5	1.1	1.8	1.1

(1) The ratio of earnings to combined fixed charges and preference dividends is equal to a fraction:

•
the numerator of which is the positive difference between (a) the sum of (i) income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees and (ii) fixed charges (which consist of interest expense, amortized capitalized expenses and preference security dividend requirements of consolidated subsidiaries (i.e., trust preferred dividends)) and (b) trust preferred dividends; and

•
the denominator of which is the sum of (a) fixed charges and (b) dividends on outstanding preferred shares (i.e., preference dividends, which for purposes of this calculation do not include trust preferred dividends).

We have not issued any preferred shares in any period and, therefore, there were no preference dividends included in our calculation of ratios of earnings to combined fixed charges and preference dividends for these periods.

(2) If we use the net proceeds from the offering to pay down, in full, our revolving credit facility with Centerline, the pro forma ratio of earnings to combined fixed charges and preference dividends for the periods shown would not differ by ten percent or more from the amounts shown above.

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MANAGEMENT

Our board of trustees directs the management of our business but retains Centerline/AMAC Manager Inc. as our Advisor to manage our day-to-day affairs.  Our Advisor is indirectly owned by Centerline. Our board delegates to our Advisor responsibilities with respect to, among other things, overseeing our investment portfolio of assets and acquiring and disposing of investments. Set forth below are our executive and senior officers, as well as a description of our Advisory Agreement with our Advisor.

Executive and Senior Officers

Marc D. Schnitzer.  Mr. Schnitzer is chairman of our board of trustees and is also the chief executive officer and president of Centerline and a member of Centerline’s board of trustees.  Mr. Schnitzer directs the day-to-day operations of Centerline and is responsible for corporate development and strategic planning.  Mr. Schnitzer is a member of the executive committee of the board of directors of the National Multi Housing Council and a vice president of the Affordable Housing Tax Credit Coalition.  Mr. Schnitzer joined Centerline’s predecessor in 1988 after receiving his master of business administration from the Wharton School of the University of Pennsylvania in December 1987.  From 1983 to 1986, Mr. Schnitzer was a financial analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer received a bachelor of science in business administration, summa cum laude, from the Boston University School of Management in 1983.

J. Larry Duggins.  Mr. Duggins is our chief executive officer and a trustee of our Company.  Mr. Duggins is also an executive managing director of Centerline Capital Group Inc., or Centerline Capital, a subsidiary of Centerline, and is the co-head of Centerline Capital’s commercial real estate group.  Mr. Duggins is responsible for overseeing the day-to-day operations of the commercial real estate group, as well as supervising Centerline’s information technology platform.  Mr. Duggins co-founded REMICap in April 1996.  REMICap later became known as ARCap, and was acquired by Centerline in August 2006.  He was instrumental in the growth of ARCap, an investor and funds manager in subordinate commercial mortgage backed securities. Prior to undertaking that endeavor, he served as managing director of the business acquisition group of Banc One Management and Consulting Corporation.  He has been involved in various aspects of mortgage finance and commercial banking for twenty-three years.  Mr. Duggins received a master of science in finance in 1983, a master of business administration in 1982, and a bachelor of arts in history in 1980 from Louisiana State University.  He is a member of the Counselors of Real Estate, the Commercial Mortgage Securities Association, and the Mortgage Bankers Association, and serves on the board of trustees for the Center for Real Estate at the University of Wisconsin at Madison and on the dean’s advisory council for the E.J. Ourso College of Business at Louisiana State University.

Robert L. Levy.  Mr. Levy is our chief financial officer and the chief financial officer of Centerline.  Mr. Levy joined Centerline in November 2001 as the director of capital markets.  From 1998 through 2001, Mr. Levy was a vice president in the real estate equity research and investment banking departments at Robertson Stephens, an investment banking firm in San Francisco.  Prior to 1998, Mr. Levy was employed by Prudential Securities in the real estate equity research group and at the Prudential Realty Group, the real estate investment arm of the Prudential Insurance Company.  He received his master in business administration from the Leonard N. Stern School of Business at New York University and his bachelor of arts from Northwestern University.

Donald J. Meyer.  Mr. Meyer is our chief investment officer and the chief investment officer of Centerline Capital.  Mr. Meyer was appointed chief investment officer in June 2006 and his primary responsibilities include the oversight of all property and credit underwriting, transaction due diligence and risk policy.  Mr. Meyer has twenty-nine years of real estate investment experience.  Prior to joining Centerline Capital, Mr. Meyer was the chief investment officer of Capri, which was acquired by Centerline in 2005.  Mr. Meyer’s previous experience includes being the managing director and head of the capital markets unit of Cohen Financial, a nationwide mortgage banking firm, a managing director and the chief investment officer of Capital Trust, an NYSE-listed mezzanine lender, and eighteen years at First National Bank of Chicago in a variety of assignments in both the real estate and corporate banking groups.  During his time at First National Bank of Chicago, Mr. Meyer served as senior credit officer for the bank’s $7.0 billion loan portfolio, head of the real estate loan workout group in the early 1990s and head of the corporate investments unit responsible for high-yield real estate assets.  Mr. Meyers holds a bachelor of science in finance, with honors, from the University of Illinois.

John J. Kelly.  Mr. Kelly is our chief accounting officer and the chief accounting officer of Centerline Capital.  Prior to joining Centerline Capital in 2004, Mr. Kelly was employed by Vertis Holdings, Inc. and Chancery

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Lane Capital from 1997 to 2002.  Mr. Kelly held prior positions with Pfizer, Inc., Melville Corporation and KPMG.  Mr. Kelly holds a bachelor of business administration in accounting from Old Dominion University and is a certified public accountant.

Advisory Agreement

We and our Advisor are parties to an advisory agreement pursuant to which our Advisor is obligated to seek out and present to us, whether through its own efforts or those of third parties retained by it, suitable investment opportunities that are consistent with our investment and conflicts policies and objectives, and consistent with investment programs our board may adopt from time to time in conformity with our declaration of trust.  The Advisory Agreement will be in effect through March 2008 unless terminated by us or our Advisor, and will be renewed automatically for successive one year periods thereafter.

Although our board has continuing exclusive authority over our management, the conduct of our affairs, and the management and disposition of our assets, our board has delegated to our Advisor, subject to the supervision and review of our board and consistent with the provisions of our declaration of trust, the power and duty to:  (i) obtain, furnish and/or supervise the services necessary to manage our day-to-day operations and to perform any ministerial functions in connection therewith; (ii) seek out and present to us, whether through its own efforts or those of third parties retained by it or with which it contracts, suitable investment opportunities that are consistent with our investment objectives and policies as adopted by our trustees from time to time; (iii) exercise absolute discretion in decisions to evaluate, originate, acquire, retain, sell, service, and negotiate for the waiver, amendment or modification of terms, prepayment or restructuring of mortgages and our other investments and, if applicable, coordinate with government agencies and government-sponsored entities in connection therewith; (iv) recommend investment opportunities consistent with our investment policy and negotiate on our behalf with respect to potential investments and our holdings or the disposition thereof; (v) establish and manage our securitization and capital market programs; (vi) cause an affiliate to serve as the owner of record for, or servicer of, our investments if such affiliate is qualified to do so and, in that capacity, to hold escrows, if applicable, on behalf of mortgagors in connection with the servicing of mortgages, which it may deposit with various banks, including banks with which it may be affiliated; (vii) obtain for or provide to us such other services as may be required in acquiring, holding or disposing of investments, disbursing and collecting our funds, paying our debts and fulfilling our obligations, and handling, prosecuting and settling any of our claims, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (viii) obtain for or provide to us such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to our investment portfolio; (ix) from time to time, or as requested by our trustees, make reports to us as to its performance of the foregoing services; and (x) do all things necessary to assure its ability to render the services contemplated herein.

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Fees and Other Compensation Terms of the Advisory Agreement

Pursuant to the terms of our Advisory Agreement, as amended in March 2007, our Advisor is entitled to receive the fees and other compensation set forth below:

Fees / Compensation / Points (1)	Amount
Asset management fee	Equal to 1.75% per annum of company equity (as defined in the agreement) for the first $300.0 million of shareholders’ equity and 1.5% per annum of company equity in excess of $300.0 million.
Annual incentive fee
25.0% of the dollar amount by which (A) our adjusted funds from operations (before the annual incentive fee) per common share (based on the weighted average number of shares outstanding), excluding non-cash gains or losses due to the recording of fair value hedges, exceeds (B) the weighted average of (1) $20.00 (the price per common share in our initial public offering) and (2) the prices per common share of any of our follow-on offerings multiplied by the greater of (a) 9.0%; and (b) the ten-year U.S. treasury rate plus 2.0% per annum, multiplied by the weighted average number of common shares outstanding during such year.

Subject to any restrictions on the number of common shares that may be held by our Advisor pursuant to our governing documents or law, a minimum of 10.0% and a maximum of 50.0% of the annual incentive fee, as established by the board in its sole discretion, may be paid in common shares using the fair market value of the common shares as of the due date (without extension) of our Annual Report on Form 10-K for the fiscal year in question.

Loan origination fees
Our Advisor is entitled to receive, with respect to each mortgage investment originated by us, any of the origination fees paid by borrowers under mortgages or other loans made by us.  Notwithstanding the foregoing, in the event our Advisor is not entitled to an origination fee payable by a borrower under a loan originated for investment by us, the Advisor is entitled to an origination fee or a referral fee that is consistent with industry practice, amount and terms, to be paid by us.

Termination fee
If the Advisory Agreement is terminated by the Advisor for cause or by us without cause or not renewed pursuant to the terms of the Advisory Agreement, we must pay the Advisor a termination fee on the termination date: (A) if the termination date occurs on or prior to March 28, 2010, a fee equal to (1) four times the asset management fee the Advisor would have been entitled to receive from us during the four-calendar-quarter period immediately preceding the effective date of such termination, plus (2) four times the annual incentive fee the Advisor would have been entitled to receive from us during the four-calendar-quarter period immediately preceding the effective date of such termination; or (B) if the termination date occurs after March 28, 2010, the greater of (1) (a) two times the asset management fee the Advisor would have been entitled to receive from us during the four-calendar-quarter period immediately preceding the effective date of such termination, plus (b) two times the annual incentive fee the Advisor would have been entitled to receive from us during the four-calendar-quarter period immediately preceding the effective date of such termination or (2) a fee equal to the market rate termination fee payable to outside advisors of real estate investments trusts.

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Expense reimbursement	For direct expenses incurred by our Advisor acting pursuant to the advisory agreement.
Incentive share options
Our Advisor could receive options to acquire additional common shares pursuant to our Share Option Plan only if our distributions in any year exceed $1.45 per common share and the Compensation Committee of our board determines to grant such options.

(1)
Our Advisor is also permitted to earn miscellaneous compensation, which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees.  The payment of any such compensation is generally limited to the competitive rate for the services being performed.

Affiliated Transactions

We have in the past and may in the future invest in loans to parties with whom we have a pre-existing relationship (such as The Related Companies, L.P., whose controlling shareholder is Stephen M. Ross, the chairman of Centerline).  In addition, we may purchase loans or securities from Centerline or entities managed by Centerline.  Each such transaction must be reviewed and approved by our independent trustees.

We finance a portion of our investing activity through borrowings from a revolving credit facility we maintain with Centerline.  This $80.0 million facility provides for interest at the rate of LIBOR plus 3.00%.  As of March 31, 2007, the amount outstanding on the facility was $10.2 million with an interest rate of 8.32%.  We had approximately $39.8 million available to borrow on this revolving credit facility at March 31, 2007, which had a total capacity of $50.0 million at that time.  We intend to use the net proceeds from this offering to acquire additional mortgage-related assets.  To the extent suitable investments are not immediately available, we may use the net proceeds to pay down up to all of the outstanding balance of our revolving credit facility with Centerline and/or deposit the proceeds in interest-bearing accounts.  To the extent we use the proceeds of this offering to pay down our credit facility with Centerline, we expect to then use the excess capacity under this facility to acquire additional mortgage-related assets and for general corporate purposes.

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           OUR COMPANY

We were formed in 1991 as a Massachusetts business trust and have elected to be treated as a REIT, under the Code.  We are an externally managed REIT and all of our operations are conducted pursuant to an advisory services agreement with our Advisor, Centerline/AMAC Manager, Inc. (formerly, CharterMac AMI Associates, Inc.).  Our Advisor is a subsidiary of Centerline (NYSE: CHC), which through its subsidiaries, operates as a real estate finance and investment company.  Centerline had approximately $16.0 billion of assets under management as of March 31, 2007.

We are a commercial mortgage REIT focused on investing in loans and other debt and equity instruments secured by multifamily and commercial property throughout the United States.  We invest in first mortgage loans, subordinated interests in first mortgage loans, subordinated notes, mezzanine loans, bridge loans and construction loans.  These loans may have fixed or variable interest rates.  Additionally, we may invest in subordinate CMBS, subordinate debt and equity interests in CDO securitizations and other real estate assets.  We have also invested in government insured or agency guaranteed first mortgages, insured mortgage pass-through certificates or insured mortgage-backed securities.  At March 31, 2007, we had total assets of $775.1 million and total shareholders’ equity of $86.7 million.  Details of our investment portfolio as of March 31, 2007 are set forth in the table below:

	At March 31, 2007
	Carrying Amount (in thousands)	% of Total	Weighted Average Interest Rate
	(unaudited)

Mortgage loans	$637,498	85.8%	7.25%
Debt securities	80,955	10.9	6.49
CDO securities (1)	10,061	1.4	9.00
Notes receivable	9,260	1.2	9.78
Revenue bonds	5,012	0.7	8.70
	$742,786	100.0%	7.23%

(1) Includes debt and equity interests in CDO securitizations.

Investments

We seek to leverage the expertise of our Advisor and its affiliates in originating and acquiring the loans and other assets in which we invest.  In addition, our Advisor, through its affiliates, provides the expertise to perform both the initial underwriting of the real estate properties which serve as direct or indirect collateral for our loans, as well as the ongoing asset management and special servicing of the loans secured by these properties through construction, lease-up and stabilization.

We invest, or have invested in, the following types of commercial real estate loans and real estate related assets:

•	First mortgage loans;

•	Subordinated notes and mezzanine loans;

•	Bridge loans;

•	Construction loans;

•	Government insured and guaranteed investments; and

•	Other investments, including CMBS and debt and equity interests in CDO securitizations.

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First Mortgage Loans

During 2006, we significantly grew our investment base by investing in first mortgage loans secured by multifamily or commercial properties.  The loans, which were originated by affiliates of our Advisor, may be in the form of long-term fixed-rate financing obligations or subordinate interests in long-term fixed-rate financing obligations.  We will continue to invest in these loans, but we expect such loans to constitute a smaller percentage of our investment base in the future.

We also invest in revenue bonds secured by first mortgages on affordable multifamily housing properties throughout the country.  The revenue bonds generally rank on par with tax-exempt first mortgage revenue bonds that are owned by Centerline, the parent of our Advisor.  The proceeds from these revenue bonds are generally used for the new construction or substantial rehabilitation of affordable multifamily properties.

Subordinated Notes and Mezzanine Loans

We originate or acquire subordinated notes (typically secured by subordinated interests in the underlying collateral) and mezzanine loans (subordinate loans typically secured by interests in the borrowing entity) that generally finance newly stabilized or transitional multifamily, office, retail, industrial or other commercial properties. The interest rates we offer are either fixed or variable rate.  Our subordinated notes and mezzanine transactions may involve us:

•	issuing mezzanine debt subordinated to an existing first mortgage loan;

•	jointly bidding with a senior lender and closing simultaneously;

•	acquiring a subordinated loan from a senior lender; or

•	originating the entire debt structure and selling the first mortgage to a senior lender.

Subordinated notes and mezzanine loans are subordinate to senior mortgages and may include a participating component, such as a right to a portion of the cash flow and proceeds generated from the refinancing and sale of the underlying properties.

Bridge Loans

We originate or acquire bridge financing on commercial properties nationwide. Bridge loans are typically secured by first mortgage liens on assets undergoing a transition or repositioning.  Due to the transitional nature of the underlying assets, bridge loans typically require additional credit enhancement such as letters of credit or performance guarantees.  Bridge loans are typically short term financings with terms ranging from 1 to 5 years.  The interest rates may be either fixed or variable.

Government Insured and Guaranteed Investments

Our debt securities investments consist of government insured or guaranteed investments, primarily through the acquisition of Government National Mortgage Association and Federal National Mortgage Association mortgage-backed securities and pass-through certificates.  We believe that government agency insured lending offers safety, liquidity and moderate yields, while also providing a strong asset base for collateralized borrowing on favorable terms.

Other Investments

In 2007, we began investing in CMBS as well as debt and equity interests in CDO securitizations.  CMBS is a type of mortgage-backed security that is secured by loans on commercial properties such as apartment buildings, retail or office properties, hotels, industrial properties and other commercial sites.  A CDO securitization is a capital markets transaction in which the holder of various forms of real estate debt instruments finances those assets by selling securities backed by the assets.  By investing in these securities, we seek to receive an attractive, risk

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adjusted yield, while leveraging off of the core competencies of our Advisor.  In certain of the CMBS transactions, a fund managed by Centerline acquires the CMBS bonds subordinate to our investment.

Financing

We obtain debt financing for our activities through a combination of CDO notes payable, a CDO warehouse facility, master repurchase agreements, a revolving credit facility with Centerline and other financings.

CDO Notes Payable

In 2006, we began financing our investment portfolio by utilizing securitization transactions.  A real estate CDO securitization is a capital markets transaction in which the holder of various forms of real estate debt instruments finances those assets by selling securities (shown on our balance sheet as CDO notes payable) backed by the assets.  We securitized $400.0 million of our investment portfolio in November 2006, and have issued $362.0 million of CDO notes payable in connection with the securitization.  We intend to continue financing a large portion of our investment portfolio using these types of transactions.  At March 31, 2007, we had outstanding CDO notes payable totaling $362.0 million with a weighted average interest rate of 5.29%, including the effects of interest rate hedges.

CDO Warehouse Facility

Prior to a CDO securitization, we finance investments through a warehouse facility, which is repaid from the proceeds received when the CDO securitization is complete.  During December 2006, we executed a warehouse facility with Citigroup Financial Products Inc. for the purpose of financing investment activity.  Advance rates on the borrowings from this facility, ranging from 80% to 90% of collateral value, are determined on an asset-by-asset basis. Interest on the borrowings, which ranges from LIBOR plus 0.40% to LIBOR plus 1.25%, is also determined on a loan-by-loan basis.  The warehouse facility expires upon completion of a second planned CDO securitization, or twelve months after the inception of the warehouse facility, whichever comes first.  At March 31, 2007, we had approximately $190.2 million of borrowings outstanding under this facility with a weighted average interest rate of 5.07%, including the effects of interest rate hedges.  This $190.2 million of borrowings is included in the “Repurchase facilities” line on our balance sheet.

Master Repurchase Agreements

As a vehicle to leverage our investments in debt securities, we currently finance each transaction pursuant to master repurchase agreements with two counter-parties, RBC Capital Markets Corporation and UBS Financial Services Inc.  The specific terms for each repurchase transaction are negotiated on an individual basis.  Advance rates for transactions executed pursuant to these master repurchase agreements have been between 94% and 97% of collateral value and borrowing rates for individual transactions have been between LIBOR minus 0.03% and LIBOR plus 0.10%.  The borrowings are subject to 30-day settlement terms.  As of March 31, 2007, the amount outstanding for transactions financed pursuant to these repurchase agreements was $78.1 million, with a weighted average interest rate of 4.64%, which is weighted including the effects of interest rate hedges in place on these borrowings.   These repurchase agreements have no set termination date and may be terminated by either party upon written notice, except as to amounts outstanding for specific transactions.

During April 2007, we executed master repurchase agreements with Bear Stearns and Wachovia for the purpose of providing financing for real estate related investments, including but not limited to, our $10.1 million investment in debt and equity interests in a CDO securitization by Nomura.  The Nomura securities have a weighted average interest rate of 9.0% and mature in May 2042.  We took possession of the Nomura securities in April 2007.  In May 2007, we repaid all the outstanding borrowings pursuant to the master repurchase agreement with Wachovia (and do not intend to utilize this master repurchase agreement in the future) and entered into a corresponding increase in the amounts financed pursuant to the master repurchase agreement with Bear Stearns.  Advance rates on the borrowings related to the financing of the purchase of the Nomura securities pursuant to the Bear Stearns master repurchase agreement range from 60 to 80% of the Nomura securities and interest on the borrowings range from 30-day LIBOR plus 0.40% to 30-day LIBOR plus 0.85%.  The Bear Stearns master repurchase agreement has no set termination date and Bear Stearns has sole discretion whether to provide financing for any individual transaction under the master repurchase agreement.

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Related Party Line of Credit

We finance our remaining investment activity primarily through borrowings from a revolving credit facility we maintain with Centerline.  This $80.0 million facility offers borrowing rates of LIBOR plus 3.00%.  As of March 31, 2007, the amount outstanding was $10.2 million with an interest rate of 8.32%.  We had approximately $39.8 million available to borrow on this credit facility at March 31, 2007, which had a total capacity of $50.0 million at that time.  The credit facility matures on June 30, 2008.  Although we intend to use the net proceeds from this offering to acquire additional mortgage-related assets consistent with our investment policy and for general corporate purposes, to the extent suitable investments are not immediately available, we may use the net proceeds to pay down up to all of the outstanding balance of our revolving credit facility with Centerline, in which event we expect to use the excess capacity under this facility to acquire additional mortgage-related assets and for general corporate purposes.

Other Financing

During March 2005, AMAC Capital Financing I, our wholly owned subsidiary, issued $25.0 million of trust preferred securities with a stated liquidation amount of $1,000 per security.  We received approximately $24.2 million in proceeds, net of closing costs.  The securities are callable in March 2010 and bear interest, re-set quarterly, equal to 30-day LIBOR plus 3.75%.  At December 31, 2006, the rate was 9.12%.  Effective March 30, 2007, we executed an interest rate swap with a notional amount of $25.0 million.  The swap has a term of three years, a fixed rate of 4.97% and was executed to fix the pay rate on these trust preferred securities.  As a result of the swap, the effective interest on the trust preferred securities is 8.72%.

Limitations on Indebtedness

Pursuant to our bylaws (which may be amended by our board of trustees in their sole discretion), we may incur indebtedness of up to 90% of the greater of:

•	the sum of the aggregate market value of all of our outstanding shares of beneficial interest and all of our indebtedness (excluding the debt of our unconsolidated subsidiaries); and

•
the aggregate value of our assets as determined by our Advisor based upon third party or management appraisals and other criteria as the board of trustees determines in its sole discretion (calculated at the time debt is incurred).

Competition

We compete with various financial institutions including investment banks, commercial banks, insurance companies, other mortgage REITs, opportunity and private equity funds and pension fund advisors for investment opportunities.  Many of our competitors have substantially greater resources than us.

Management and Governance

We have engaged our Advisor to manage our day-to-day affairs.  Our Advisor has subcontracted with Centerline Affordable Housing Advisors LLC, or Centerline Affordable (formerly CharterMac Capital LLC), and Centerline Servicing, Inc., or CSI (formerly ARCap Servicing, Inc.), which are subsidiaries of Centerline, to provide the services necessary for our operations.  Through our Advisor, Centerline Affordable and CSI offer us a core group of experienced staff and executive management personnel who provide us with services on both a full- and part-time basis.  These services include, among other things, origination, acquisition, underwriting, asset monitoring, investment portfolio management, legal, finance, accounting, capital markets, investor relations and loan servicing.  See “Management.”

We have no employees.  We are governed by a board of trustees comprised of four independent trustees and three non-independent trustees who are affiliated with our Advisor.  Our Advisor receives compensation for the services it provides to us.  In addition, we reimburse our Advisor and certain of its affiliates for expenses they incur in connection with their performance of services for us in accordance with our Advisory Agreement.  See “Management.”

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DESCRIPTION OF PREFERRED SHARES

The following summary of the terms and provisions of the Preferred Shares does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and the resolution establishing the Preferred Shares, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.  This description of the particular terms of the Preferred Shares supplements and, to the extent inconsistent therewith, supersedes the description of the general terms and provisions of the preferred shares set forth in the accompanying prospectus.  If the description of the Preferred Shares in this prospectus supplement differs from the general description of the preferred shares in the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We are authorized to issue preferred shares from time to time, in one or more series or classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Massachusetts law and as our board of trustees may determine prior to issuance thereof by adoption of a resolution with respect to the rights, preferences and privileges of such preferred shares without any further vote or action by our shareholders.

Ranking

The Preferred Shares rank senior to our common shares with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.  The Preferred Shares rank on a parity with all other series of preferred shares that we may issue ranking on par with the Preferred Shares with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.  We refer to such series of parity preferred shares as Parity Preferred.  The Preferred Shares rank junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Preferred Shares.

Dividends

Holders of Preferred Shares, which we refer to as Preferred Shareholders, are entitled to receive, when and as authorized by our board of trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.25% per annum of the $25.00 liquidation preference (equivalent to $1.8125 per share).  Such dividends will be cumulative from July 27, 2007 for shares issued in this offering, and will be payable to holders of Preferred Shares quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a Dividend Payment Date).  The first dividend for shares issued in this offering will be payable on October 15, 2007 and will be for less than the full quarterly dividend period.  Any dividend payable on the Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear on our records at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a Dividend Record Date). Holders of Preferred Shares will not be entitled to receive any dividends in excess of cumulative dividends on the Preferred Shares.  No interest will be paid in respect of any dividend payment or payments on the Preferred Shares that may be in arrears.

No dividends on Preferred Shares will be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

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Except as set forth in the next paragraph, unless full cumulative dividends on the Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in common shares or dividends in any series of preferred shares that we may issue ranking junior to the Preferred Shares as to dividends and upon liquidation) will be declared or paid or set aside for payment.  Nor will any other distribution be declared or made upon our common shares or preferred shares that we may issue ranking junior to or on par with the Preferred Shares as to dividends or upon liquidation.  In addition, any common shares or preferred shares that we may issue ranking junior to or on par with the Preferred Shares as to dividends or upon liquidation will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital shares that we may issue ranking junior to the Preferred Shares as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our declaration of trust relating to restrictions on ownership and transfers of our capital shares).

If dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares and the shares of any other series of Parity Preferred, all dividends declared upon the Preferred Shares and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the Preferred Shares and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares and the shares of any other series of Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Preferred Shares, which may be in arrears.

Preferred Shareholders will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Preferred Shares as provided above.  Any dividend payment made on the Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares, which remains payable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our Preferred Shareholders are entitled to be paid out of our assets that are legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to our common shareholders or to holders of any series of preferred shares that we may issue that rank junior to the Preferred Shares as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of Parity Preferred, then the Preferred Shareholders and shareholders of such classes or series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Preferred Shareholders will be entitled to written notice of any such liquidation.  After payment of the full amount of the liquidating distributions to which they are entitled, our Preferred Shareholders will have no right or claim to any of our remaining assets.  The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

Our Preferred Shareholders do not have any voting rights, except as set forth below.

Whenever dividends on any Preferred Shares will be in arrears for six or more quarterly periods (whether or not consecutive), which we refer to as a Preferred Dividend Default, our Preferred Shareholders (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional members of our board of trustees,

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or Preferred Shares Trustees, and the number of trustees on the board of trustees will increase by two, at a special meeting called by the holders of record of at least 10% of the Preferred Shares or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Preferred Shares for the past dividend periods and the dividend for the then current dividend period will have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends and the dividend for the then current dividend period on the Preferred Shares have been paid in full or set aside for payment in full, the Preferred Shareholders will be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected will terminate and the number of trustees on the board of trustees will decrease by two.  Any Preferred Shares Trustee may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable).  So long as a Preferred Dividend Default will continue, any vacancy in the office of a Preferred Shares Trustee may be filled by the written consent of the Preferred Shares Trustees remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable).  The Preferred Shares Trustees will each be entitled to one vote per trustee on any matter.

So long as any Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all other series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital shares into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares (although the foregoing does not restrict our ability to issue trust preferred securities that are accounted for as debt); or (b) amend, alter or repeal the provisions of our declaration of trust or resolutions creating the Preferred Shares so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares; provided, however, that any increase in the amount of the authorized preferred shares, including the Preferred Shares, or the creation or issuance of any additional Preferred Shares or other series of preferred shares that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Preferred Shares that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.  Notwithstanding the foregoing, the provisions of clause (b) in the prior sentence will not apply to, and the Preferred Shareholders will not be entitled to vote or consent in connection with, (i) a consolidation, merger or combination involving us or (ii) a sale, conveyance or lease to another entity of all or substantially all of our property and assets (other than to one or more of our subsidiaries), in either case that otherwise amends, alters or repeals the provisions or our declaration of trust or resolutions creating the Preferred Shares.  Rather, Preferred Shareholders will have the rights set forth in the sections below entitled “—Conversion Rate Adjustments”,”—Redemption – Mandatory Redemption in the Event of a Private Acquirer Change of Control” and “—Conversion After A Public Acquirer Change of Control”.

Maturity

The Preferred Shares will have no maturity date and we may not redeem the Preferred Shares except in limited circumstances.  See “—Redemption” below.  Accordingly, the Preferred Shares will remain outstanding indefinitely unless a Preferred Shareholder or we decide to convert them, a Preferred Shareholder elects to have us repurchase them upon a fundamental change or we are allowed or required to redeem them.  See “—Conversion

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Rights,” “—Company Conversion Option” and “—Purchase of Preferred Shares Upon a Fundamental Change” below.

Redemption

We are not allowed to redeem the Preferred Shares, except in limited circumstances including (i) in the event of a fundamental change that is a Private Acquirer Change of Control (as defined below) or (ii)  to preserve our status as a REIT.  See “—Mandatory Redemption in the Event of a Private Acquirer Change of Control” and “—Optional Redemption to Preserve our Status as a REIT” below.  However, on or after July 27, 2012, if certain conditions are met, we have the right to require each Preferred Shareholder to convert its Preferred Shares to common shares.  See “—Company Conversion Option” below.

Optional Redemption to Preserve our Status as a REIT

We are entitled pursuant to the resolution creating the Preferred Shares to redeem the Preferred Shares in order to preserve our status as a REIT for federal income tax purposes, in whole or in part, at any time or from time to time, for cash at a redemption price equal to 100% of the liquidation preference of the Preferred Shares to be redeemed plus an amount equal to all accrued and unpaid dividends up to, but not including, the date fixed for redemption, without interest; provided that if the redemption date is on a date that is after a dividend record date and on or prior to the corresponding dividend payment date, we will pay such dividends to the holder of record on the record date, which may or may not be the same person to whom we will pay the redemption price, and the redemption price will be equal to 100% of the liquidation preference of the Preferred Shares to be redeemed.

If fewer than all of the outstanding Preferred Shares are to be redeemed, we will select the Preferred Shares to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that we determine will not violate the 9.8% shares ownership limit. If such redemption is to be by lot and, as a result of such redemption, any holder of Preferred Shares would have actual or constructive ownership of more than 9.8% of our issued and outstanding shares entitled to vote, because such holder’s Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in our declaration of trust, we will redeem the requisite number of Preferred Shares of such holder such that no holder will own in excess of the ownership limit subsequent to such redemption. See “—Restrictions on Ownership.” In order for their Preferred Shares to be redeemed, holders must surrender their Preferred Shares at the place designated in the notice of redemption. Holders will then be entitled to the redemption price payable upon redemption following surrender of the certificates representing the Preferred Shares. If the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any Preferred Shares called for redemption and if irrevocable instructions have been given to pay the redemption price, then from and after the redemption date, dividends will cease to accrue on such Preferred Shares and such Preferred Shares will no longer be deemed outstanding. At such time all rights of the holders of such shares will terminate, except the right to receive the redemption price payable upon redemption, without interest.

Mandatory Redemption in the Event of a Private Acquirer Change of Control

Unless we seek the consent of the Preferred Shareholders as set forth under “—Voting Rights” above, we are required pursuant to the resolutions creating the Preferred Shares to redeem all of the Preferred Shares in the event of a Private Acquirer Change of Control for cash at a redemption price equal to (i) 101%, if the Private Acquirer Change of Control occurs prior to July 27, 2012, or (ii) 100%, if the Private Acquirer Change of Control occurs on or after July 27, 2012, in either case of the liquidation preference of the Preferred Shares to be redeemed plus an amount equal to all accrued and unpaid dividends up to, but not including, the date fixed for redemption, without interest; provided that if the redemption date is on a date that is after a dividend record date and on or prior to the corresponding dividend payment date, we will pay such dividends to the holder of record on the record date, which may or may not be the same person to whom we will pay the redemption price, and the redemption price will be equal to 101% or 100%, as applicable, of the liquidation preference of the Preferred Shares to be redeemed.

We will not be required to make an offer to repurchase the Preferred Shares upon a Private Acquirer Change of Control if a third party (1) makes an offer to purchase the Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase Preferred Shares upon a fundamental change and (2) purchases all of the Preferred Shares validly delivered and not withdrawn under such offer to purchase Preferred Shares.

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A “Private Acquirer Change of Control” means any event constituting a fundamental change where our common shareholders are not entitled to receive in connection with such fundamental change transaction a class of common stock traded on a national securities exchange or quoted on the Nasdaq Global Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change or other event (or rights to acquire the same).

Conversion Rights

Preferred Shareholders, at their option, may convert some or all of their outstanding Preferred Shares initially at the Conversion Rate, which is equivalent to an initial conversion price of approximately $11.0125 per common share, a 25% premium over $8.81 per share, the average closing price of our common shares for the five trading days prior to July 25, 2007.  The Preferred Shares will only be convertible into our common shares.

We will not issue fractional common shares upon the conversion of Preferred Shares.  Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common shares on the trading day immediately prior to the Conversion Date (as defined below).

Preferred Shareholders are not entitled to any rights of a common shareholder until such Preferred Shareholder has converted its Preferred Shares, and only to the extent that the Preferred Shares are deemed to have been converted to our common shares under the resolution creating such shares.

Company Conversion Option

On or after July 27, 2012, we may, at our option, require the Preferred Shareholders to convert the Preferred Shares into that number of common shares that are issuable at the then prevailing Conversion Rate (we refer to this option as the Company Conversion Option).  We may exercise our Company Conversion Option only if our common share price equals or exceeds 125% of the then prevailing conversion price of the Preferred Shares for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option as described below.

To exercise our Company Conversion Option described above, we must issue a press release for publication on PR Newswire, Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to our Preferred Shareholders (not more than four trading days after the date of the press release) of the exercise of our Company Conversion Option announcing our intention to convert the Preferred Shares. The Conversion Date (or the Company Conversion Option Date) will be the date that is five trading days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our Company Conversion Option will state, as appropriate:

•	the Company Conversion Option Date;

•	the number of our common shares to be issued upon conversion of each Preferred Share;

•	the number of Preferred Shares to be converted; and

•	that dividends on the Preferred Shares to be converted will cease to accrue on the Company Conversion Option Date.

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Conversion Procedures

Preferred Shareholders may convert some or all of their shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of trustees, the certificate or certificates for the Preferred Shares to be converted accompanied by a written notice stating that the Preferred Shareholder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the Preferred Shareholder wishes the certificate or certificates for the common shares to be issued. In case the notice specifies a name or names other than the Preferred Shareholder’s name, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of common shares in that name or names.  Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of common shares upon conversion of the Preferred Shares. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable full common shares to which the Preferred Shareholder, or the Preferred Shareholder’s transferee, will be entitled and (b) if less than the full number of Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted.  This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the Preferred Shares to be converted, or the Conversion Date, so that the Preferred Shareholder’s rights as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive common shares will be treated for all purposes as having become the record holder of those common shares at that time.

In lieu of the foregoing procedures, if the Preferred Shares are held in global certificate form, the Preferred Shareholder must comply with the procedures of DTC to convert the Preferred Shareholder’s beneficial interest in respect of the Preferred Shares evidenced by a global share certificate of the Preferred Shares.

Preferred Shareholders are not eligible to exercise any rights of a common shareholder until they have converted their Preferred Shares into common shares.

In case any Preferred Shares are to be converted pursuant to our Company Conversion Option, a Preferred Shareholder’s right to voluntarily convert those Preferred Shares will terminate if we have not received such Preferred Shareholder’s conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the date fixed for conversion pursuant to our Company Conversion Option.

If more than one Preferred Share is surrendered for conversion by the same shareholder at the same time, the number of common shares issuable on conversion of those Preferred Shares will be computed on the basis of the total number of Preferred Shares so surrendered.

We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares, for issuance upon the conversion of Preferred Shares, a number of our authorized but unissued common shares that will from time to time be sufficient to permit the conversion of all outstanding Preferred Shares.

Before the delivery of any securities upon conversion of the Preferred Shares, we will comply with all applicable federal and state laws and regulations. All common shares delivered upon conversion of the Preferred Shares will upon delivery be duly authorized, validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

If a Preferred Shareholder has exercised its right to require us to repurchase Preferred Shares as described under “—Purchase of Preferred Shares Upon a Fundamental Change,” the Preferred Shareholder’s conversion rights with respect to the Preferred Shares so subject to repurchase will expire if we have not received their conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless we default on the payment of the purchase price. If a Preferred Shareholder has submitted any such shares for repurchase, such shares may be converted only if the Preferred Shareholder submits a notice of withdrawal or complies with applicable DTC procedures.

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Payment of Dividends Upon Conversion

Optional Conversion

General.  If a Preferred Shareholder exercises its conversion rights, upon delivery of the Preferred Shares for conversion, those Preferred Shares will cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the Preferred Shareholder will not receive any cash payment representing accrued and unpaid dividends on the Preferred Shares, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Preferred Shares converted at the Preferred Shareholder’s election, or for dividends on the common shares issued upon such conversion.

Conversion On or Before Dividend Record Date.  If we receive a conversion notice before the close of business on a Dividend Record Date, the Preferred Shareholder will not be entitled to receive any portion of the dividend payable on such converted shares on the corresponding Dividend Payment Date.

Conversion After Record Date and Prior to Dividend Payment Date.  If we receive a conversion notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Preferred Shareholder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those Preferred Shares, notwithstanding the conversion of those Preferred Shares prior to that Dividend Payment Date, because that Preferred Shareholder will have been the Preferred Shareholder of record on the corresponding Dividend Record Date. At the time that such Preferred Shareholder surrenders Preferred Shares for conversion, however, it must pay to us an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date.

Conversion On or After Dividend Payment Date.  If the Preferred Shareholder is a Preferred Shareholder on a Dividend Record Date who converts such Preferred Shares into common shares on or after the corresponding Dividend Payment Date such Preferred Shareholder will be entitled to receive the dividend payable on such Preferred Shares on such Dividend Payment Date, and the Preferred Shareholder will not need to include payment of the amount of such dividend upon surrender for conversion of the Preferred Shares.

Company Conversion Option

General.  If we convert a Preferred Shareholder’s shares pursuant to our Company Conversion Option, whether prior to, on, or after the Dividend Record Date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to the Preferred Shareholder.

Conversion Before Dividend Record Date.  If we exercise our Company Conversion Option and the effective date of the conversion of the Preferred Shares is a date that is prior to the close of business on any Dividend Record Date, the Preferred Shareholder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

Conversion On or After Dividend Record Date and Prior to Dividend Payment Date.  If we exercise our Company Conversion Option and the effective date of the conversion of the Preferred Shares is a date that is on or after the close of business on any Dividend Record Date and prior the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Preferred Shares called for a conversion on such date, will be payable on such Dividend Payment Date to the Preferred Shareholder if the Preferred Shareholder is the record holder of such shares on such record date.

Conversion Rate Adjustments

We will adjust the Conversion Rate if any of the following events occur:

•
We issue our common shares as a dividend or distribution to all or substantially all of our common shareholders (other than pursuant to our current dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan we adopt which is not materially adverse to Preferred Shareholders);

•	We subdivide, combine or reclassify our common shares;

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•
We distribute to all or substantially all of our common shareholders certain rights or warrants to subscribe for or purchase, for a period expiring within sixty (60) days, common shares, or securities convertible into or exchangeable or exercisable for our common shares, at less than the closing sale price of our common shares on the trading day immediately preceding the date of the announcement of such distribution, provided that the Conversion Rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

•	We distribute to all or substantially all of our common shareholders our common or preferred shares or issue evidence of our indebtedness or assets, including securities, but excluding:

▪	dividends or distributions referred to above;

▪	rights or warrants referred to above; or

▪	dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration described below;

•
We distribute to all or substantially all of our common shareholders capital shares of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital shares so distributed relative to the market value of our common shares, in each case over a measurement period following the distribution;

•
We make payments in respect of a tender offer or exchange offer for our common shares by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common shares on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

To the extent we have a rights plan in effect upon conversion of the Preferred Shares into common shares, the Preferred Shareholders will receive, in addition to the common shares, the rights under the rights plan unless the rights have separated from the common shares prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if we made a distribution referred to above (without regard to any of the exceptions there).

In the case of the following events (each, a Business Combination):

•	any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us; or

•	a sale, conveyance or lease to another entity of all or substantially all of our property and assets (other than to one or more of our subsidiaries);

in each case, as a result of which our common shareholders are entitled to receive shares, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common shares, a Preferred Shareholder will be entitled thereafter to convert such Preferred Shares into the kind and amount of shares, other securities or other property or assets (including cash or any combination thereof) which the Preferred Shareholder would have owned or been entitled to receive upon such Business Combination, except that the Preferred Shareholder will not receive the premium received by the common shareholders if the Preferred Shareholder does not convert its Preferred Shares in connection with the relevant fundamental change.  A conversion of the Preferred Shares will be deemed for these purposes to be “in connection with” a Business Combination if the notice of conversion of the Preferred Shares is received by the conversion agent (who initially shall be the transfer agent) from and including the effective date of the Business Combination up to and including the date that is two trading days prior to the effective date of the Business Combination (such notice may be conditioned on the happening of the Business Combination).

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In the event that our common shareholders have the opportunity to elect the form of consideration to be received in such Business Combination, we will make adequate provision whereby the Preferred Shareholders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the Preferred Shareholders who participate in such determination, shall be subject to any limitations to which all of our common shareholders are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our common shareholders, and (2) two trading days prior to the anticipated effective date of the Business Combination.  We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by our Preferred Shareholders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, the Preferred Shareholders will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date.  We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the Preferred Shareholder’s right to convert the Preferred Shareholder’s shares into our common shares prior to the effective date.

To the extent permitted by law, we may, from time to time, increase the Conversion Rate for a period of at least 20 days if our board of trustees determines that such an increase would be in our best interests. Any such determination by our board of trustees will be conclusive.  In addition, we may increase the Conversion Rate if our board of trustees deems it advisable to avoid or diminish any income tax to common shareholders resulting from any distribution of common shares or similar event.  We will give the Preferred Shareholders at least 15 trading days’ notice of any increase in the Conversion Rate.

We will not adjust the Conversion Rate pursuant to these provisions to the extent that the adjustments would reduce the conversion price below $0.01.  Nor will we be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate.  However, any adjustments that are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment of the Conversion Rate.  Except as described above in this section, we will not adjust the Conversion Rate for any issuance of our common shares or any securities convertible into or exchangeable or exercisable for our common shares or rights to purchase our common shares or such convertible, exchangeable or exercisable securities.

A Preferred Shareholder may, in some circumstances, including the distribution of cash dividends to shareholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate. See “Federal Income Tax Considerations” below.

Conversion After a Public Acquirer Change of Control

In the event of a Public Acquirer Change of Control (as defined below), we will adjust the conversion rate such that, from and after the effective time of such Public Acquirer Change of Control, holders of the Preferred Shares will be entitled to convert their Preferred Shares (subject to satisfaction of the conditions to conversion described under “— Conversion Rights” above) into a number of shares of Public Acquirer Common Stock (as defined below) by multiplying the conversion rate in effect immediately before the effective time of the Public Acquirer Change of Control by a fraction:

•
the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common shares are converted into cash, securities or other property, the value of all cash, securities and other property (as determined by our board of trustees) paid or payable per common share or (ii) in the case of any other Public Acquirer Change of Control, the average of the closing sale price of our common shares for the five consecutive trading days prior to but excluding the effective date of such Public Acquirer Change of Control; and

•
the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such Public Acquirer Change of Control.

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                A “Public Acquirer Change of Control” means any event constituting a fundamental change where the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq Global Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change or other event (the “Public Acquirer Common Stock”).

As described under “—Conversion Rights”, holders may convert their Preferred Shares upon a Public Acquirer Change of Control during the period specified therein.  In addition, a holder may also, subject to certain conditions, require us to repurchase all or a portion of our Preferred Shares as described under “—Purchase of Preferred Shares Upon a Fundamental Change.”

Purchase of Preferred Shares Upon a Fundamental Change

In the event of a fundamental change described below, a Preferred Shareholder will have the right to require us to repurchase for cash all or any part of its Preferred Shares at a purchase price equal to 100% of the liquidation preference of the Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.

Within 30 days after the occurrence of a fundamental change, we will provide to the Preferred Shareholder and the transfer agent a notice of the occurrence of the fundamental change and of the resulting repurchase right.  Such notice will state:

•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the last date on which the Preferred Shareholder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the Conversion Rate;

•
that the Preferred Shares with respect to which a repurchase notice is given by the Preferred Shareholder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

•	the procedures that the Preferred Shareholder must follow to exercise the repurchase rights.

Simultaneously with providing the Preferred Shareholder such notice, we will issue a press release for publication on PR Newswire, Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) and publish such information on our website (the information on which is not part of this prospectus supplement or the accompanying prospectus).

To exercise the purchase right, a Preferred Shareholder must deliver, on or before the twentieth trading day after the date of our notice of a fundamental change (subject to extension to comply with applicable law), the Preferred Shares to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Preferred Shares duly completed, to the paying agent.  The purchase notice will state:

•	the relevant purchase date;

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•	the portion of the liquidation preference of Preferred Shares to be purchased, in integral multiples of $25.00; and

•	that the Preferred Shares are to be purchased by us pursuant to the applicable provisions of the Preferred Shares.

If the Preferred Shares are not in certificated form, its purchase notice must comply with applicable DTC procedures.

A Preferred Shareholder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the trading day prior to the fundamental change purchase date.  The notice of withdrawal shall state:

•	the liquidation preference of the withdrawn Preferred Shares, in integral multiples of $25.00;

•	if certificated Preferred Shares have been issued, the certificate numbers of the withdrawn Preferred Shares; and

•	the liquidation preference, if any, which remains subject to the purchase notice.

If the Preferred Shares are not in certificated form, a Preferred Shareholder’s notice of withdrawal must comply with applicable DTC procedures.

We will be required to repurchase the Preferred Shares no less than 30 days nor more than 45 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law.  The Preferred Shareholder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the Preferred Shares. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the Preferred Shares on the trading day following the fundamental change purchase date, then:

•
the Preferred Shares will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Preferred Shares is made or whether or not the Preferred Shares Certificate is delivered to the paying agent); and

•	all of the Preferred Shareholder’s other rights will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the Preferred Shares).

A “fundamental change” will be deemed to occur upon a change of control or a termination of trading. A “change of control” will be deemed to have occurred at such time after the original issuance of the Preferred Shares when the following has occurred:

1.           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of our total outstanding voting shares other than an acquisition by us or any of our subsidiaries;

2.           we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than: (1) any transaction (A) that does not result in any reclassification, exchange, or cancellation of our outstanding shares and (B) pursuant to which our capital shareholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all of our shares entitled to vote generally in the election of trustees of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding common shares solely into common shares of the surviving entity; or

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3.           we approve a plan of liquidation or dissolution.

Notwithstanding the foregoing, it will not constitute a change of control if at least 90% of the consideration for our common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common shares traded on a U.S. national securities exchange (including the Nasdaq Global Market), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Preferred Shares become convertible solely into such common shares.

A “termination of trading” is deemed to occur if our common shares (or other common shares into which the Preferred Shares are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the U.S.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets.  There is no precise, established definition of the phrase “substantially all” under the laws of the Commonwealth of Massachusetts, which govern the Preferred Shares, and our formation.  Accordingly, the Preferred Shareholder’s ability to require us to repurchase the Preferred Shares as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In connection with the acquisition of the Preferred Shares as a result of a fundamental change, we will comply with all U.S. federal and state securities laws in connection with any offer by us to repurchase the Preferred Shares upon such fundamental change.

This fundamental change repurchase feature may make it more difficult or discourage a party from taking over our company and removing incumbent management.  We are not aware, however, of any specific effort to accumulate our shares with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.  Instead, the fundamental change repurchase feature is a result of negotiations between our company and the underwriters.

We could, in the future, enter into certain transactions, including recapitalizations that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a Preferred Shareholder.  The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to satisfy our obligation to repurchase the Preferred Shares upon a fundamental change.

Our ability to repurchase Preferred Shares upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the Preferred Shares tendered by a Preferred Shareholder. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change.  In addition, our ability to repurchase Preferred Shares for cash may be limited by restrictions on our ability to obtain funds.

We will not be required to repurchase the Preferred Shares upon a fundamental change if a third party (1) makes an offer to purchase the Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase Preferred Shares upon a fundamental change and (2) purchases all of the Preferred Shares validly delivered and not withdrawn under such offer to purchase Preferred Shares.

Transfer and Dividend Paying Agent

Computershare Trust Company, N.A. will act as the transfer and dividend paying agent and registrar in respect of the Preferred Shares.

Restrictions on Ownership

In order for us to qualify as a REIT, our shares must be beneficially owned by 100 or more persons for at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more

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than 50% of the number or value of the outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. In order to prevent five or fewer individuals from acquiring more than 50% of our outstanding shares, and a resulting failure to qualify as a REIT, we limit the ownership and transfer of shares in order to comply with such limitations.

Certain transfers or purchases may be prohibited by the board of trustees to ensure our continued qualification as a REIT under the Code.  The board of trustees may require each proposed transferee of shares to deliver a statement or affidavit setting forth the number of shares, if any, already owned, directly or indirectly, by such transferee and may refuse to permit any transfer of shares which would cause an accumulation of shares that would jeopardize our status as a REIT.

Our declaration of trust provides that the board of trustees may redeem shares in order to maintain our REIT status.  The redemption price is determined in good faith by our independent trustees.

Our declaration of trust provides that, subject to certain exceptions, if at any time, a person or entity becomes an owner of, or is deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our outstanding shares entitled to vote, then the shares most recently acquired by such person or entity which are in excess of the 9.8% limit (the “Excess Shares”) will have the following characteristics:

•	not have any voting rights;

•
not be deemed outstanding for the purpose of determining a quorum at the annual meeting or any special meeting of shareholders or for determining the number of outstanding shares for purposes of determining a “majority of the outstanding shares” in connection with a shareholders’ vote without a meeting;

•
any dividends or distributions with respect to the Excess Shares will be held by us in a savings account for the benefit of the holders of such Excess Shares until such time as the Excess Shares cease to be Excess Shares; and

•
Excess Shares shall be deemed to have been offered for sale to us or our designee for a period of 120 days from the date of (i) the transfer that created the Excess Shares, if we had actual knowledge of the transfer or (ii) if we do not have actual knowledge of the transfer, the determination by the trustees in good faith that a transfer creating Excess Shares has taken place.  The price for such Excess Shares shall be their fair market value as of the date of either (i) or (ii) above.

After we give notice of our intention to purchase the Excess Shares such shares shall have no further rights beyond the right of the shareholder to receive payment for them.

Any person or entity who acquires Excess Shares is obliged to immediately give written notice to us and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT.

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DESCRIPTION OF OUR SHARES

For a description of certain provisions of our declaration of trust and bylaws, see “Description of Our Shares” in the accompanying prospectus.  In addition, the disclosure in the accompanying prospectus relating to “Trustees” and “Responsibility of Trustees” is superseded by the sections below.

Trustees

A majority of our trustees must at all times be independent trustees.  Independent trustees are trustees who are not affiliated with our Advisor, do not serve as a director or trustee for more than three other REITs organized by our sponsor and do not perform other services for us, except as trustees.  Our declaration of trust requires that we have not less than three nor more than nine trustees as fixed from time to time by the board of trustees.  On March 19, 2007, our board of trustees passed a resolution to fix the number of trustees at seven.

A trustee may be removed by a majority of the other trustees only for cause.  A trustee may be removed, with or without cause, by the affirmative vote of the majority of the outstanding shares entitled to vote.  Any vacancy, except a vacancy created by the removal of a trustee by the shareholders, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.  Vacancies caused as a result of the removal of a trustee by the shareholders must be filled by the shareholders.  Each trustee serves a term of one year.

No bond is required to secure the performance of a trustee unless the board of trustees so provide or as required by law.  The trustees are empowered to fix the compensation of all officers whom they select.  Non-independent trustees will not be compensated by us.

None of our Advisor, the trustees nor their affiliates may vote any shares held by them on matters submitted to the shareholders regarding the removal of or on any transaction between us and our Advisor, the trustees or their affiliates.  Shares held by our Advisor, the trustees and their affiliates may not be included in determining the number of outstanding shares entitled to vote on these matters, nor in the shares actually voted thereon.

Responsibility of Trustees

The board of trustees is responsible for our general policies and for such general supervision and management of our business as may be necessary to insure that such business conforms to the provisions of our declaration of trust.

The trustees are accountable to the shareholders as fiduciaries and are required to perform their duties in good faith and in a manner each trustee believes to be in our best interest and in the best interest of our shareholders, with such care, including reasonable inquiry, as a prudent person in a like position would use under similar circumstances.

Our declaration of trust provides that the trustees have full, absolute and exclusive power, control, management and authority over our assets and over our business and affairs to the same extent as if the trustees were the sole owners thereof in their own right.  The trustees have the power to enter into commitments to make any investment, purchase or acquisition or to exercise any power authorized by our declaration of trust, including the power to retain an advisor and to delegate any of the trustees’ powers and duties to an advisor.

The trustees may establish written policies on investments and borrowings and shall monitor our and our Advisor’s administrative procedures, investment operations and performance to assure that such policies are carried out. A majority of our independent trustees must approve any change in our investment policies.

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FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations to you as a prospective holder of Preferred Shares.  The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice.  For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations.  In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all our shareholders.  It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S.

The information in this section is based on the Code, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof.  No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law.  Any such change could apply retroactively to transactions preceding the date of the change.  In addition, we have not received, and do not plan to request, any rulings from the IRS concerning our tax treatment.  Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

EACH PROSPECTIVE PURCHASER OF PREFERRED SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF PREFERRED SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1991.  We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT.  No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT.  Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel.  Given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders.  These provisions of the Code are highly technical and complex.  This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.  This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation.  However, we will be subject to federal income tax as follows: first, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.  Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.  Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure

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property, we will be subject to tax at the highest corporate rate on such income.  Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax.  Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.  Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability.  Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.  Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10 year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time).  We also will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.  Finally, if we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt shareholders known as “disqualified organizations” that are not subject to unrelated business income tax.  See “— Taxable Mortgage Pools and Excess Inclusion Income” below.

Requirements for Qualification

A REIT is a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) which meets certain other tests, described below, regarding the nature of its income and assets.  The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We may redeem, at our option, a sufficient number of Preferred Shares or restrict the transfer thereof to bring or maintain the ownership of the Preferred Shares in conformity with the requirements of the Code.  In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7).  Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our shares requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement.

The Code allows a REIT to own wholly-owned subsidiaries which are “qualified REIT subsidiaries.”  The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT.  Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

A REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary,” as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets.  A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT

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subsidiary.  A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value.  A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns.  Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.

In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share.  In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below).  Thus, our proportionate share of the assets, liabilities, and items of gross income of any partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

Our financing and securitization transactions may cause us to be treated as owning an interest in one or more taxable mortgage pools.  Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes.  However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool.  The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT.  Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.”  Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the REMIC residual interest at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter).  This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Distribution Requirements.”

Under recently issued IRS guidance, our excess inclusion income must be allocated among our shareholders in proportion to dividends paid. We are required to notify shareholders of the amount of “excess inclusion income” allocated to them. A shareholder’s share of excess inclusion income (a) would not be allowed to be offset by any losses otherwise available to the shareholder, (b) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (c) would result in the application of U.S. federal income tax withholding at the maximum rate (30%),

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without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.  Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in the Preferred Shares.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax.  In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.  We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Income Tests

In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of qualified temporary investments.  Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

Interest will qualify as interest on obligations secured by mortgages on real property or on interests in real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. Interest on obligations secured by mortgages on real property or on interests in real property will be treated as qualifying income to the extent that the fair market value of the property that secures the loan has a value greater than or equal to the highest principal amount, including accrued interest, of such loan outstanding during the REIT taxable year.  To the extent the fair market value of such property at the time of issuance and when the loan is acquired is less than the highest principal amount, including accrued interest, of such loan outstanding during the REIT taxable year, only a proportionate part of the interest on such loan shall be treated as qualifying income.  For purposes of the gross income requirements, interest includes only amounts that represent compensation for the use or forbearance of money, and does not include a charge for services. Interest includes income from a REMIC, as long as at least 95% of the assets of the REMIC are interests in real property.  If less than 95% of the assets of a REMIC consist of real estate, income accrued by the REIT will be treated as interest from a mortgage in the proportion in which assets of the REMIC consist of real estate assets.  Subject to certain exceptions, interest does not include amounts received or accrued, directly or indirectly, if the amount depends, in whole or in part, on the income or profits of any person. One exception to this rule is that amounts may be based on the gross receipts or sales of a person, and still constitute interest for these purposes.  The second exception would be available if the REIT receives or accrues amounts that would be excluded from interest because the borrower receives or accrues an amount based on the income or profits of any person; in such case, only a proportionate part of the amount received or accrued by the REIT is excluded from being treated as interest.  Third, if the borrower derives substantially all of its gross income with respect to the property subject to the mortgage from the leasing of its property to tenants, an amount based on the net income or profits of the borrower may be treated as interest if the borrower receives or accrues amounts that would qualify as rents from real property had such amounts been received by the REIT.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.

We believe that substantially all of our interest income will be qualifying income under the gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision.  Even if this relief provision

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applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% or 95% test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets.  At least 75% of the value of our total assets must be represented by real estate assets, including (1) our allocable share of mortgage and other real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.  Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined under “— Requirements for Qualification”).  Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

We believe that substantially all of our assets consist and, after the offering, will consist of (1) mortgages, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities.  We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

We intend to hold mezzanine loans that are secured by equity interests in non-corporate entities that directly or indirectly own real property.  However, the IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test.  Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it  is unclear whether all of the mezzanine loans that we acquire will meet the literal terms of all of the requirements for reliance on this safe harbor.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.  If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose.

Annual Distribution Requirement

With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income.  Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount.  REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

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We will be subject to tax on amounts not distributed at regular U.S. federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any).  Net operating losses generated by us may be carried forward but not carried back and used by us for 20 years to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT.  As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income.  However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year.  For purposes of computing the 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest and a penalty.  Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test.  For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements.  However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make non-deductible expenditures (such as principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

Failure to Qualify

If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made.  As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders.  In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective.  In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification.  In the alternative, we may be taxed on the net appreciation in value of our assets if we sell assets within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders with Respect to Our Status as a REIT

As used herein, the term “U.S. shareholder” means a holder of Preferred Shares who (for U.S. federal income tax purposes) (1) is a citizen or resident of the U.S., (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that

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provide otherwise), (3) is an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts.  Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Preferred Shares.  However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code.

In determining whether a distribution is taxable as a dividend, we are required to allocate our current and accumulated earnings and profits first to the distributions made with respect to our Preferred Shares.  Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s Preferred Shares, and will result in a corresponding reduction in the shareholder’s basis in the Preferred Shares.  Any reduction in a shareholder’s tax basis for its Preferred Shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the Preferred Shares.  We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital.  Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder’s Preferred Shares will be taxed as capital gain from the disposition of Preferred Shares, provided that the Preferred Shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other U.S. federal income tax purposes.  In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation (including all individuals) and shareholders generally will not be able to offset any “passive losses” against such dividends.  Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

In general, a domestic shareholder will realize capital gain or loss on the disposition of Preferred Shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such Preferred Shares.  Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such Preferred Shares for more than one year and will be long-term capital gain or loss if such Preferred Shares have been held for more than one year.  Loss upon the sale or exchange of Preferred Shares by a shareholder who has held such Preferred Shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains.  If we make such an election, you, as a holder of Preferred Shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount.  As a holder of Preferred Shares you will increase the basis in your Preferred Shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid.  Our earnings and profits will be adjusted appropriately.

Any excess inclusion income that we recognize generally will be allocated among our shareholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.  A shareholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the shareholder.

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Backup Withholding

We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto.  Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 30% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.  Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.  Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than U.S. shareholders, further described below).  Non-U.S. Shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

Taxation of Non-U.S. Shareholders with Respect to Our Status as a REIT

The following discussion is only a summary of the rules governing U.S. federal income taxation of Non-U.S. Shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts.  Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in Preferred Shares, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. In addition, reduced treaty rates are not available to the extent that the income allocated to a foreign shareholder is excess inclusion income.  Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s Preferred Shares, but rather will reduce the adjusted basis of such Preferred Shares.  To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s Preferred Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Preferred Shares, as described below.

For withholding tax purposes, we are currently required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder.  Under regulations, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits.  If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends.  However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder’s U.S. tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).  Under FIRPTA, a Non-U.S. Shareholder is taxed as if such gain were effectively connected with a U.S. business.  However, distributions to a non-U.S. shareholder that are attributable to our sale of real property are not subject to FIRPTA if the non-U.S. shareholder did not own more than 5% of the class of our shares on which the distributions are made during the taxable year.  Instead, such a distribution will be treated as an ordinary dividend rather than as gain from the sale of a U.S. real property interest, and a non-U.S. shareholder generally would be subject to withholding tax on such distribution in the same manner as it is subject to withholding tax on ordinary dividends.  Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative

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minimum tax and a special alternative minimum tax in the case of non-resident alien individuals).  Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend.  This amount is creditable against the Non-U.S. Shareholder’s FIRPTA tax liability.

Gain recognized by a Non-U.S. Shareholder upon a sale of Preferred Shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of our outstanding shares was held directly or indirectly by foreign persons.  It is anticipated that we will continue to be a “domestically controlled REIT” after the offering, in which case, gains from the sale of Preferred Shares would not be subject to taxation under FIRPTA.  However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a “domestically controlled REIT.”  A non-U.S. shareholder that owned, actually or constructively, 5% or less of our Preferred Shares at all times during a specified testing period also will not incur tax under FIRPTA on gain from the disposition of the Preferred Shares as long as the Preferred Shares are “regularly traded” on an established securities market. Because the Preferred Shares will be listed on AMEX, a non-U.S. shareholder owning 5% or less of our Preferred Shares will not incur tax under FIRPTA on gain from the disposition of the Preferred Shares.  If the gain on the sale of Preferred Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the Preferred Shares is effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Shareholders with Respect to Our Status as a REIT

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the Service has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the Preferred Shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust.  Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI.  However, if an Exempt Organization finances its acquisition of the Preferred Shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules.

Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.  In addition, a tax-exempt shareholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI.

In addition, a pension trust that owns more than 10% of the Preferred Shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid.  The UBTI rule applies only if (i) the UBTI Percentage is at least 5% (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding the Preferred Shares in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of the Preferred Shares or (B) a group of pension trusts individually holding more than 10% of the value of the Preferred Shares collectively owns more than 50% of the value of the Preferred Shares.

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While an investment in the Preferred Shares by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by the sum of all deductions attributable to the UBTI and $1,000.  Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. We, our board of trustees, and any of our or their affiliates do not intend to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Preferred Shares.  Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year in which it relates.

Taxation of U.S. Holders with Respect to the Preferred Shares

Distributions and Dividends

Distributions with respect to the Preferred Shares, and distributions with respect to our common shares received upon conversion, generally will be characterized as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes.  For this purpose, our earnings and profits will be allocated first to our preferred shares, including the Preferred Shares, and then to our common shares.  To the extent that the amount of a distribution with respect to the Preferred Shares or common shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax−free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Preferred Shares or common shares, as the case may be, which reduces such basis dollar−for−dollar, and thereafter as capital gain.  Such gain will be long−term capital gain provided that the U.S. holder has held such Preferred Shares or common shares, as the case may be, at the time of the distribution for more than one year.

Distributions constituting dividend income received before January 1, 2011 by a non−corporate U.S. holder in respect of the Preferred Shares and common shares generally will be subject to taxation at a maximum rate of 15%.  Distributions on the Preferred Shares and common shares constituting dividend income paid to U.S. holders that are corporations generally will qualify for the dividends received deduction, subject to applicable limitations.  Each U.S. holder should consult its tax advisor regarding the availability of the reduced dividend tax rate and the dividends received deduction in the light of its particular circumstances.

An adjustment to the conversion rate of the Preferred Shares may in some circumstances result in the receipt of a taxable constructive dividend.

Investors who are U.S. corporations should be aware that under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in section 1059 of the Code) is required to (i) reduce its stock basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non−taxed portion of such dividends as gain from the sale or exchange of the Preferred Shares or our common shares for the taxable year in which such dividend is received (to the extent that the non−taxed portion of such dividend exceeds such U.S. holder’s basis).  Non−corporate U.S. holders who receive an “extraordinary dividend” on the Preferred Shares or common shares would be required to treat any losses on the sale of the stock as long−term capital losses to the extent such dividends received by them qualify for the reduced 15% tax rate.  Investors should consult their tax advisor with respect to the potential application of the extraordinary dividend rules to an investment in the Preferred Shares or common shares.

Conversion into Common Shares

Except as discussed below, a U.S. holder generally will not recognize (i.e. take into account for U.S. federal income tax purposes) gain or loss upon the conversion of the Preferred Shares, except to the extent of any cash or common shares received attributable to accrued, cumulated and unpaid dividends, which will be treated as described above under “Distributions and Dividends.”  Except as discussed below, the adjusted tax basis of common shares received on conversion, other than common shares attributable to accrued, cumulated and unpaid dividends, generally will equal the adjusted tax basis of the Preferred Shares converted (reduced by the portion of adjusted tax basis allocated to any fractional common shares exchanged for cash), and the holding period of such common shares received on conversion generally will include the period during which the U.S. holder held its converted Preferred Shares prior to conversion.

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A U.S. holder’s adjusted tax basis in any common shares received as a dividend upon conversion will equal the fair market value of such common shares, and a U.S. holder’s holding period for such shares shall begin on the day after receipt thereof.

In the event we permit the early conversion of the Preferred Shares, we will pay a U.S. holder cash and/or common shares in an amount equal to the sum of the accrued and unpaid dividends, plus the present value of all future dividend payments on that U.S. holder’s Preferred Shares through and including, 2010.  To the extent we pay cash and/or common shares in respect of future dividend payments, the U.S. federal income tax consequences of such payments to U.S. holders is unclear.

Under one alternative, the cash and/or common shares received in respect of future dividend payments could be treated as an additional payment received in connection with the conversion of the Preferred Shares into common shares, in which case gain realized, if any, should be recognized by the U.S. holder but only to the extent of any cash received by the U.S. holder on the conversion.  For this purpose, a U.S. holder’s gain realized on the conversion would equal the excess, if any, of the sum of the fair market value of our common shares and the cash received upon such conversion (other than amounts paid for accrued but unpaid dividends) over the U.S. holder’s adjusted tax basis in the Preferred Shares immediately prior to conversion.  Any gain recognized by the U.S. holder will be capital gain, unless the receipt of such cash is considered to have the effect of a dividend as determined under section 302(a) of the Code, in which case the gain recognized will be taxable as a dividend to the extent of the holder’s ratable share of our current and accumulated earnings and profits.  Gain recognized in excess of the U.S. holder’s ratable share of our current and accumulated profits will be capital gain.  To the extent the amount of cash that the U.S. holder receives exceeds the gain realized by the U.S. holder upon the conversion, the excess amount would not be taxable to such U.S. holder but would reduce such U.S. holder’s adjusted tax basis in our common shares received upon the conversion.

Under another alternative, the cash and common shares paid in respect of future dividend payments could be treated as a distribution, subject to tax as a dividend to the extent of our current and accumulated earnings and profits as ordinary income.  Under this characterization, the U.S. holder would be taxable on cash and common shares received on account of future dividends even if it realized a loss on its early conversion of the Preferred Shares into our common shares.

A U.S. holder will not be permitted to recognize any loss realized by it upon conversion of the Preferred Shares into common shares at the time of the conversion.

In the event a U.S. holder’s Preferred Shares are converted pursuant to certain other transactions including our consolidation or merger into another person, the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged.

Both the Preferred Shares and our common shares are subject to an ownership limitation of 9.8% of our outstanding shares entitled to vote to ensure our compliance with the REIT requirements with respect to dispersion of share ownership.  Since a conversion of the Preferred Shares into common shares will result in a greater number of total shares being held after conversion by the converting Preferred Shareholder, you should be aware that the 9.8% limitation on share ownership could be implicated by virtue of the conversion even if the converting Preferred Shareholder held less than 9.8% of our outstanding shares just prior to the conversion.

Each U.S. holder should consult its tax advisor to determine the specific tax treatment in light of its particular circumstances of a conversion of the Preferred Shares into common shares.

Adjustment of Conversion Rate

A U.S. holder’s right to receive a greater number of our common shares under certain circumstances, as compared to the common shares that such holder would receive upon conversion under other circumstances (e.g., the amount of common shares received at the mandatory conversion may be higher than the amount of common

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shares that would be receivable upon an early conversion), could be viewed as a constructive distribution of shares to such U.S. holder under section 305 of the Code, which, if so treated, would be subject to tax as a dividend to the extent of our current and accumulated earnings and profits even though no cash or property had been distributed to the U.S. holder.  While the matter is not free from doubt due to lack of authority directly on point, we intend to take the position that such a right on the part of the holder of the Preferred Shares to receive a greater number of common shares, as described in this paragraph, should not result in a constructive distribution of shares.

In addition, under certain circumstances, adjustments (or failure to make adjustments) to the conversion rate of the Preferred Shares may result in constructive distributions under section 305(c) of the Code to the holders of the Preferred Shares includable in income to the extent of our current and accumulated earnings and profits.  However, under applicable authorities, an adjustment to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of a U.S. holder generally will not be considered to result in a constructive distribution of shares.  Such authorities do not exempt adjustments to take account of distributions of cash or property with respect to other classes of shares.  Thus, under certain circumstances, a U.S. holder may recognize income in the event of a constructive distribution even though the U.S. holder will not receive any cash or property.

Sales, Exchange or Other Taxable Dispositions

A U.S. holder generally will recognize capital gain or loss on a sale, exchange (other than the conversion, which is discussed above) or other taxable disposition of the Preferred Shares or our common shares equal to the difference between the amount realized upon the sale, exchange or other taxable disposition (not including any proceeds attributable to any declared accrued but unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long−term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year.  Long−term capital gains of noncorporate taxpayers generally are taxed at a maximum tax rate of 15%.  The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding on U.S. Holders

Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Preferred Shares or common shares and certain payments of proceeds on the sale or redemption of the Preferred Shares or common shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax.  If backup withholding applies to a U.S. Holder, it may use the amounts withheld as a refund or credit against its U.S. federal income tax liability, as long as it timely provides certain information to the IRS.

Taxation of Non−U.S. Holders with Respect to the Preferred Shares

Distributions and Dividends

Generally, dividends (including any constructive distributions taxable as dividends and any cash or common shares paid upon conversion of the Preferred Shares that is treated as a dividend as described above) paid to a non−U.S. holder with respect to the Preferred Shares or our common shares will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless (i) a lower rate is specified by an applicable income tax treaty and the non−U.S. holder provides proper documentation certifying eligibility for treaty benefits (e.g., on an IRS Form W−8BEN or applicable substitute form) or (ii) such dividends are effectively connected with a trade or business carried on by the non−U.S. holder within the U.S. and the non−U.S. holder provides an IRS Form W−8ECI or applicable substitute form.  Dividends effectively connected with such trade or business, and, if a treaty applies, attributable to a permanent establishment or fixed base maintained by such non−U.S. holder in the U.S. will be subject to regular U.S. federal income tax on the dividends in the same manner as if the non−U.S. holder were a U.S. person.  If dividends are effectively connected with a trade or business of a non−U.S. holder that is a corporation, such corporation may be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) subject to certain adjustments.

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Conversion into Common Shares

A non−U.S. holder will not recognize any gain or loss in respect of the receipt of cash or common shares upon the mandatory conversion of the Preferred Shares, except that common shares received that are attributable to accrued, cumulated and unpaid dividends will be treated as described above under “Distributions and Dividends.”

Sales, Exchanges or Other Dispositions

A non−U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other taxable distribution of the Preferred Shares or our common shares so long as:

•
the gain is not effectively connected with a trade or business carried on by the non−U.S. holder within the U.S. (or, if an income tax treaty applies, the gain is not attributable to a U.S. permanent establishment or fixed base maintained by such non−U.S. holder in the U.S.);

•	in the case of a non−U.S. holder that is an individual, such holder is not present in the U.S. for 183 or more days in the taxable year of the sale or disposition; and

•	we are not and have not been a U.S. real property holding corporation for U.S. income tax purposes at any time during the five−year period preceding such sale or other disposition.

We believe that we have not been and are not currently a U.S. real property holding corporation, and we do not expect to become one in the future based on anticipated business operations, however no assurances can be provided in this regard.

Information Reporting and Backup Withholding on Non−U.S. Holders

We must report annually to the IRS and to each non−U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non−U.S. holder resides. U.S. backup withholding (currently at a rate of 28%) generally will apply on payment of dividends to a non−U.S. holder unless such non−U.S. holder furnishes to the payor an IRS Form W−8BEN (or other applicable form), or otherwise establishes an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of our common shares is subject to both backup withholding and information reporting unless the non−U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non−U.S. holder on IRS Form W−8BEN (or other applicable form), or otherwise establishes an exemption.  Payments of the proceeds from the sale by a Non−U.S. Holder of our common shares made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting requirements (but not backup withholding) generally will apply to a payment made outside the U.S. of the proceeds of a sale of our common shares through an office outside the U.S. of a broker (i) that is a U.S. person, (ii) 50% or more of the gross income of which for a specified three−year period is effectively connected with the conduct of a trade or business in the U.S., (iii) that is a “controlled foreign corporation” or (iv) that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any tie during its tax year, such foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non−U.S. Holder or the holder or beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Each prospective non−U.S. holder of the Preferred Shares or common shares should consult their tax advisor with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the Preferred Shares and common shares.

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UNDERWRITING

The underwriters named below are acting through their representatives, Sterne, Agee & Leach, Inc. and Boenning & Scattergood, Inc.  Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of Preferred Shares set forth below opposite their names.  The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the Preferred Shares is subject to certain conditions.

Underwriters	Number of Shares

Sterne, Agee & Leach, Inc.	510,000
Boenning & Scattergood, Inc.	170,000
Total	680,000

We have granted the underwriters an option exercisable during the 30-day period after the date of this prospectus supplement to purchase from us, at the public offering price less an underwriting discount, up to 60,000 Preferred Shares for the sole purpose of covering over-allotments, if any.  To the extent that the underwriters exercise the option, each underwriter will be committed, subject to certain conditions, to purchase that number of additional Preferred Shares that is proportionate to such underwriter’s initial commitment.

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the Preferred Shares offered by this prospectus supplement, other than the shares subject to the over-allotment option, if any are purchased.  We have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act of 1933, as amended, or the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.  We also have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses in connection with this offering, including reimbursement of certain legal fees and expenses.

The underwriters initially propose to offer the Preferred Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such offering price less a concession not to exceed $0.75 per share.  The underwriters may allow, and such dealers may reallow, a concession not to exceed $0.00 per share to certain other dealers.  If all of the Preferred Shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

The following table provides information regarding the per share and total underwriting discount we will pay to the underwriters.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase from us up to an additional 60,000 Preferred Shares to cover over-allotments.

	Per Share	No Exercise	Full Exercise

Public offering price	$25.00	$17,000,000	$18,500,000
Underwriting Discount (1)	$1.25	$500,000	$575,000
Proceeds to us, before expenses	$23.75	$16,500,000	$17,925,000

(1) Centerline or one of its subsidiaries will purchase 280,000 of the Preferred Shares in this offering, at the $25.00 offering price.  We will receive all of the proceeds from the sale of these Preferred Shares because we will not be required to pay an underwriting discount to the underwriters with respect to these shares.

The expenses of this offering, not including the underwriting discount, are estimated at $550,000 and are payable by us.

We have agreed, subject to limited exceptions, that we will not offer, sell, contract to sell or otherwise dispose of, any of our preferred securities that are substantially similar to the Preferred Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, any such substantially similar securities without the prior written consent of the representatives for a period of 90 days after the delivery date of the Preferred Shares.

We have filed an application to list the Preferred Shares on the AMEX under the symbol “AMC.PrA.”  We expect trading of the Preferred Shares on the AMEX, if listing is approved, to commence within 30 days after the

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initial delivery of the Preferred Shares.  The underwriters have advised us that they intend to make a market in the shares prior to the commencement of trading on the AMEX.  The underwriters will have no obligation to make a market in the Preferred Shares, however, and may cease marketing activities, if commenced, at any time.

In connection with this offering, the underwriters may purchase and sell the Preferred Shares in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering.  The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.  In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.  “Naked” short sales are any sales in excess of such option.  The underwriters must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Preferred Shares in the open market after pricing that could adversely affect investors who purchase in the public offering.  Stabilizing transactions consist of various bids for or purchases of the Preferred Shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid.  A penalty bid occurs when a particular underwriter repays to the representative a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Preferred Shares and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Preferred Shares.  As a result, the price of the Preferred Shares may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued at any time.

Any of these activities may stabilize or maintain the market price of the Preferred Shares above independent market levels.  These transactions may be effected on the AMEX or in the over-the-counter market or otherwise.  The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters have informed us that they do not intend to confirm sales of the Preferred Shares offered by this prospectus supplement to any accounts over which they exercise discretionary authority.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites of, or through other online services maintained by, one or more of the underwriters participating in this offering, or by their affiliates.  In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online.

The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders.  Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.  Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s website and any information contained on any other website maintained by an underwriter is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriters or their affiliates from time to time provide and may in the future provide investment banking, commercial banking and financial advisory services to us, for which they have received and may receive customary compensation.

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LEGAL MATTERS

The validity of our securities offered in this prospectus supplement and accompanying prospectus will be passed upon for us by Paul, Hastings, Janofsky & Walker, LLP, New York, New York.  Selected legal matters related to Massachusetts law will be passed upon for us by Riemer & Braunstein LLP, Boston, Massachusetts. Certain legal matters relating to this offering will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K, as amended by our Form 10-K/A, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

           WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements or other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  You can obtain copies of this material by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.americanmortgageco.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (EDGAR) program, Knight-Ridder Information Inc., Federal Filing/ Dow Jones and Lexis/Nexis.  The information contained on our website or any other website is not a part of this prospectus supplement or the accompanying prospectus.

           INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	Incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	We can disclose important information to you by referring you to those documents; and

•	Information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended, except for any document or portion thereof “furnished” to the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by our Form 10-K/A;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	our Current Reports on Form 8-K filed on February 16, 2007, March 20, 2007 (regarding the resignation of a trustee), March 23, 2007, April 9, 2007, June 18, 2007, July 5, 2007 and July 12, 2007; and

•	our Definitive Proxy Statement on Schedule 14A, filed on April 23, 2007.

We also incorporate by reference all documents that we will file with the SEC after the date of this prospectus supplement but before the end of the offering pursuant to Sections 13(a), 13(c), 14 or 15(d) of the

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Exchange Act between the date of this prospectus and the termination of this offering.  Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide you with a copy of any or all documents that are incorporated herein by reference upon an oral or written request.  Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document.  Requests should be addressed to Brenda Abuaf, American Mortgage Acceptance Company, 625 Madison Avenue, New York, New York 10022, telephone number (212) 317-5700.

$200,000,000

AMERICAN MORTGAGE ACCEPTANCE COMPANY
___________________________

Common Shares of Beneficial Interest and

Preferred Shares of Beneficial Interest

We are American Mortgage Acceptance Company, a business trust formed under the laws of the Commonwealth of Massachusetts. This prospectus relates to the public offer and sale of our common and preferred shares of beneficial interest which we may offer from time to time in one or more series, with an aggregate public offering price of up to $200,000,000.  Our shares may be offered, separately or together, in separate series and in amounts, at prices and on terms to be determined at the time of the offering of our shares.

The specific terms of our shares in respect of which this prospectus is being delivered will be set forth in one or more supplements to this prospectus and will include, in the case of preferred shares, the number of preferred shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any public offering price, and in the case of common shares, the number of common shares and the terms of the offering and sale.  The supplement to this prospectus will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, our shares.

Our shares may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers.  If any agents or underwriters are involved in the sale of any of our shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth in the applicable supplement to this prospectus.  See "Plan of Distribution".  No shares may be sold without delivery of the applicable supplement to this prospectus describing the method of distribution and terms of such shares.

Our common shares are traded on the American Stock Exchange under the symbol "AMC".

____________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
____________________________________

The date of this prospectus is October 8, 2002

TABLE OF CONTENTS

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FORWARD-LOOKING INFORMATION

Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative thereof or other variations thereon or comparable terminology.  Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to those set forth under the heading “Risk Factors” in any supplement to this prospectus.  These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

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Throughout this prospectus, the terms “Company,” “we,” “our” and “us,” are all used in reference to American Mortgage Acceptance Company and our subsidiaries, except as the context otherwise requires.  Additionally, the term “shares” is used in reference to our common and preferred shares of beneficial interest to which this prospectus, and any supplement thereto relates.

           OUR COMPANY

We are American Mortgage Acceptance Company, a business trust formed in June 1991 under the laws of the Commonwealth of Massachusetts.  We have elected to be treated as a real estate investment trust (“REIT”) under the Internal Revenue Code (the “Code”). From formation until April 1999, we were a closed-end, finite-life REIT not permitted to finance or invest beyond the proceeds raised in our initial public offering.  In April 1999, we reorganized the Company into an open-ended, infinite life REIT authorized to issue debt and equity securities and make a broader range of investments.  Also in April 1999, we changed our name from American Mortgage Investors Trust to American Mortgage Acceptance Company. Our shares of beneficial interest began trading on the American Stock Exchange on July 1, 1999 under the symbol “AMC”.

We are a REIT that seeks asset diversification, capital appreciation and income for distributions to our shareholders primarily through the acquisition and origination of both government insured and uninsured mortgages secured by multifamily  properties.  These investments may take the form of government insured first mortgages and uninsured mezzanine loans, construction loans and bridge loans.  We have also indirectly invested in subordinate commercial mortgage-backed securities and may invest in other real estate assets.

We finance the acquisition of our assets primarily through borrowing at short term rates using demand repurchase agreements. Under our declaration of trust, we may incur permanent indebtedness of up to 50% of our total market value calculated at the time the debt is incurred. Permanent indebtedness and working capital indebtedness may not exceed 100% of our total market value. Our declaration of trust provides that we may not change our policy regarding indebtedness without the consent of a majority in interest of our shareholders.

We have engaged Related AMI Associates, Inc., which we refer to as our “Advisor,” to manage our day-to-day affairs. Our Advisor has subcontracted its management obligations to its affiliate, Related Capital Company, the nation’s largest non-agency financier of affordable multifamily housing. The management team responsible for our day-to-day affairs has an average of 12 years of experience with Related Capital and an average of 20 years experience in the real estate industry.

We have elected to be treated as a REIT for federal income tax purposes. This treatment permits us to deduct dividend distributions to our shareholders for federal income tax purposes, thus effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to its shareholders by way of dividends. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law.  See  “Risk Factors” and “Certain Federal Income Tax Considerations” in the supplement relating to this prospectus.

We are not registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and believe that we are not required to so register.  If we were required to become registered, we would not be able to conduct our activities as we currently conduct them.  We at all times intend to conduct our activities so as not to become regulated as an investment company under the Investment Company Act.  Additional information regarding this risks associated with the failure to qualify for an exemption may be found in the applicable supplement to this prospectus.

In considering whether to purchase our shares, you should also carefully consider the matters discussed under “Risk Factors” in the supplement relating to this prospectus.

Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022.  Our phone number is (212) 421-5333.

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DESCRIPTION OF OUR SHARES

The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Massachusetts law, and to provisions of our declaration of trust, as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part.  See “Where you can find more information.”

Overview

This prospectus relates to the offer and sale from time to time of common shares and/or preferred shares, which may be issued in one or more series, with an aggregate public offering price of up to $200,000,000, in amounts, at prices and on terms to be determined at the time of the offering.

Our authorized capital consists of 25,000,000 shares of beneficial interest, par value $0.10 per share. All of our authorized and issued capital is designated as common shares. We have not designated any of our shares of beneficial interest as preferred shares. As of April 30, 2002, we had 6,363,630 outstanding common shares. In addition, we have reserved 383,863 common shares for issuance under our Incentive Share Option Plan. We may sell and issue as many shares of beneficial interest as the trustees determine in their sole discretion. A majority of the trustees, including a majority of the independent trustees, are authorized to determine from time to time the number of authorized shares that will be sold and issued. The Board of Trustees may classify any unissued shares in one or more classes or series of beneficial interests.

Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Massachusetts law and as established by our Board of Trustees.

The following description sets forth certain general terms and provisions of our shares to which a supplement to this prospectus may relate.  The particular terms of the shares being offered and the extent to which such general provisions may apply will be described in the applicable supplement to this prospectus relating to such shares.  If so indicated in the applicable supplement to this prospectus, the terms of any series of shares may differ from the terms set forth below, except those terms required by our declaration of trust.  The statements below describing our shares are subject to and qualified by reference to the applicable provisions of our declaration of trust.

General Description of our Common Shares

General.  Unless otherwise provided for in the applicable supplement to this prospectus, our common shares have equal voting, dividend, distribution, liquidation, redemption and other rights and have one vote per share on all matters submitted to a vote of the shareholders.  Common shares will be validly issued, fully paid and non-assessable by us or on our behalf upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend, share split, or upon the conversion of convertible debt, and will not be subject to redemption by us (except in the case of a redemption to prevent a violation of the concentration of ownership provisions of the Code applicable to REITs).  Unless otherwise permitted by the Board of Trustees, the common shares do not entitle the shareholders to preference, preemptive, appraisal, conversion or exchange rights of any kind.

Distributions. Except as otherwise provided, our common shareholders are entitled to receive distributions, when and as authorized by our Board of Trustees, out of legally available funds.  Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

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Voting Rights.  Except as otherwise provided, all common shares shall have equal voting rights.  Shareholders do not have cumulative voting rights.  Excess Shares are not entitled to any voting rights and are not considered outstanding for the purpose of determining a quorum.

Registrar and Transfer Agent.  The registrar and transfer agent for our common shares will be set forth in the applicable supplement to this prospectus.

General Description of our Preferred Shares

General.  Subject to limitations prescribed by Massachusetts law and our declaration of trust, our Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and terms, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, distributions, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our Board of Trustees or a duly authorized committee thereof.  The preferred shares will, when issued, be fully paid and non assessable and, if so provided in a supplement to this prospectus, will have no preemptive rights.

As of the date of this prospectus, we have not designated any of our shares of beneficial interest as preferred shares.  The Board of Trustees may classify any unissued preferred shares of beneficial interest and reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series of shares. Reference is made to any supplement to this prospectus relating to the preferred shares offered thereby for specific items, including:

•	The title and stated value of such preferred shares;

•	The number of shares of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

•	The distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

•	The date from which distributions on such preferred shares shall accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for such preferred shares;

•	The provisions for a sinking fund, if any, for such preferred shares;

•	The provision for redemption, if applicable, of such preferred shares;

•	Any listing of such preferred shares on any securities exchange;

•	The terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

•	A discussion of federal income tax considerations applicable to such preferred shares;

•
The relative ranking and preferences of such preferred shares as to distribution rights (including whether any liquidation preference as to the preferred shares will be treated as a liability for purposes of determining the availability of assets for distributions to holders of shares ranking junior to the preferred shares as to distribution rights) and rights upon our liquidation or winding up of our affairs;

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Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	Any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

Rank.  Unless otherwise indicated in the applicable supplement to this prospectus, our preferred shares rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to such preferred shares;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred shares.

Distributions.  Subject to any preferential rights of any outstanding shares or series of shares, our preferred shareholders are entitled to receive distributions, when and as authorized by our Board of Trustees, out of legally available funds, and share pro rata based on the number of preferred shares and other parity equity securities outstanding.  Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

Voting Rights.  Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred shares will not have any voting rights.

Liquidation Preference.  Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to the preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution).  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets.  In the event that, upon any such of our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with the preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred shares, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

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Conversion Rights.  The terms and conditions, if any, upon which shares of any series of preferred shares are convertible into common shares will be set forth in the applicable supplement to this prospectus.  Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Redemption.   If so provided in the applicable supplement to this prospectus, our preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the such supplement to this prospectus.

Registrar and Transfer Agent.  The registrar and transfer agent for our preferred shares will be set forth in the applicable supplement to this prospectus.

Restrictions on Transfer

In order for us to qualify as a REIT, our shares must be beneficially owned by 100 or more persons for at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the number or value of the outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended, to include certain exempt entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (other than during its first taxable year). In order to prevent five or fewer individuals from acquiring more than 50% of our outstanding shares, and a resulting failure to qualify as a REIT, we intend to limit the ownership and transfer of shares in order to comply with such limitations.

Certain transfers or purchases may be prohibited by the Board of Trustees to ensure our continued qualification as a REIT under the Code. The Board of Trustees may require each proposed transferee of shares to deliver a statement or affidavit setting forth the number of shares, if any, already owned, directly or indirectly, by such transferee and may refuse to permit any transfer of shares which would cause an accumulation of shares that would jeopardize our status as a REIT.

Our declaration of trust provides that the Board of Trustees may redeem shares in order to maintain our REIT status. The redemption price is determined in good faith by our independent trustees.

Our declaration of trust provides that, subject to certain exceptions, if at any time, a person becomes an owner of, or is deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the outstanding shares, then the shares most recently acquired by such person which are in excess of the 9.8% limit (the “Excess Shares”) will have the following characteristics:

•	not have any voting rights;

•
not be deemed outstanding for the purpose of determining a quorum at the annual meeting or any special meeting of shareholders or for determining the number of outstanding shares for purposes of determining a “majority  of the outstanding shares” in connection with a shareholders’ vote without a meeting;

•
any dividends or distributions with respect to the Excess Shares will be held by us in a savings account for the benefit of the holders of such Excess Shares until such time as the Excess Shares cease to be Excess Shares; and

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Excess Shares shall be deemed to have been offered for sale to us or our designee for a period of 120 days from the date of (i) the transfer that created the Excess Shares, if we had actual knowledge of the transfer or (ii) if we do not have actual knowledge of the transfer, the determination by the trustees in good faith that a transfer creating Excess Shares has  taken place. The price for such Excess Shares shall be their fair market value as of the date of either (i) or (ii) above.

After we give notice of our intention to purchase the Excess Shares such shares shall have no further rights beyond the right of the shareholder to receive payment for them.

Any person who acquires Excess Shares is obliged to immediately give written notice to us and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT.

Restrictions on Certain Conversion Transactions

Our declaration of trust requires that 80% in interest of the shareholders and all the independent trustees approve “conversion transactions,” which are exchange offers, mergers, consolidations or similar transactions involving us in which the shareholders receive securities in a surviving entity having a substantially longer duration or materially different investment objectives and policies, or that is anticipated to provide significantly greater compensation to management, except for any such transaction affected because of changes in applicable law, or to preserve tax advantages for a majority in interest of the shareholders. It should be noted that standards such as “substantially longer duration,” “materially different investment objectives and policies” or “provides significantly greater compensation to management” are not defined and are by their nature potentially ambiguous. Any ambiguities will be resolved by the Board of Trustees (a majority of whom are independent trustees).

Certain Provisions of our Declaration of Trust

Our organizational document, our declaration of trust, binds each trustee and each shareholder. Each shareholder is deemed to have agreed to the terms of our declaration of trust by electing to become a shareholder.

Shareholder Meetings

An annual meeting of shareholders will be held not less than 30 days after delivery of the annual report, but in no event later than June 30 of each year. Special meetings may be called by the Chairman of the Board, by the President, by a majority of the trustees or by a majority of the independent trustees, or by shareholders holding, in the aggregate, not less than 10% of the outstanding common shares. At any meeting of shareholders, each shareholder is entitled to one vote for each common share owned of record (other than Excess Shares) on the applicable record date. In general, the presence in person or by proxy of a majority of the outstanding common shares shall constitute a quorum, and a majority vote of the shareholders will be binding on all our shareholders.

Shareholder Voting

All elections for trustees are decided by a plurality vote at a meeting or without a meeting provided that at least a majority of the outstanding shares cast a vote in such election. Unless otherwise provided by our declaration of trust, all other questions are decided by a majority of the votes cast at a meeting at which a quorum is present or a majority of outstanding shares cast, without a meeting.

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Each shareholder entitled to vote may do so (i) at a meeting, in person, by written proxy or by a signed writing or consent directing the manner in which the shareholder desires that the shareholder’s vote be cast (which must be received by the trustees prior to such meeting) or (ii) without a meeting, by a signed writing or consent directing the manner in which the shareholder desires that the shareholder’s vote be cast (which must be received by the trustees prior to the date the votes of the shareholders are to be counted).

Shareholder Lists

An alphabetical list of names, record addresses and business telephone numbers of all shareholders with the number of shares held by each, is maintained as part of our books and records at our principal office. Such list is updated at least quarterly, and is open for inspection by a shareholder or the shareholder’s designated agent upon such shareholder’s request. Such list will be mailed to any shareholder requesting the list within 10 days of the request. We may require the shareholder requesting such shareholder’s list to represent that the list is not requested for a commercial purpose unrelated to the shareholder’s interest in us.

Inspection of Books and Records

Any shareholder and any designated representative thereof is permitted access to all of our records at all reasonable times, and may inspect and copy any of them. In addition, our books and records are open for inspection by state securities administrators upon reasonable notice and during normal business hours at our principal place of business.

Trustees

A majority of the trustees must at all times be independent trustees. Independent trustees are trustees who are not affiliated with the Advisor, not serving as a director or trustee for more than three other REITs organized by our sponsor and not performing other services for us except as trustees. Our declaration of trust requires that we have not less than three nor more than nine trustees as fixed from time to time by the Board of Trustees. On June 12, 2001, the Board of Trustees fixed the number of trustees at five.

A trustee may be removed by a majority of the other trustees only for cause. A trustee may be removed, with or without cause, by vote of the majority of the outstanding shares entitled to vote. Any vacancy, except a vacancy created by the removal of a trustee by the shareholders, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions. Vacancies caused as a result of the removal of a trustee by the shareholders must be filled by the shareholders. Each trustee serves a term of one year.

No bond is required to secure the performance of a trustee unless the Board of Trustees so provide or as required by law. The trustees are empowered to fix the compensation of all officers whom they select. The independent trustees will be paid $10,000 per year. Non-independent trustees will not be compensated by us.

None of the Advisor, the trustees nor their affiliates may vote any shares held by them on matters submitted to the shareholders regarding the removal of or on any transaction between us and the Advisor, the trustees or their affiliates. Shares held by the Advisor, the trustees and their affiliates may not be included in determining the number of outstanding shares entitled to vote on these matters, nor in the shares actually voted thereon.

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Amendment of the Declaration of Trust

Our declaration of trust may be amended by the vote of the holders of a majority of the outstanding common shares and a majority of the trustees, including a majority of the independent trustees, except that the amendment of the provision contained in our declaration of trust regarding supermajority shareholder approval of certain roll-up or conversion transactions requires the vote of the holders of 80% of the outstanding shares. Notwithstanding the foregoing, a majority of the trustees, including a majority of the independent trustees, are authorized to amend our declaration of trust without the consent of shareholders (i) to the minimum extent necessary, based on an opinion of counsel, to comply with the provisions of the Code applicable to REITs, the regulations thereunder, and any ruling on or interpretation of the Code or the regulations thereunder (ii) to delete or add any provision required to be deleted or added by the Securities and Exchange Commission or a state “blue sky” commissioner, which addition or deletion is deemed by such official to be for the benefit or protection of shareholders or (iii) to clarify any ambiguities or correct any inconsistencies.

Responsibility of Trustees

The Board of Trustees is responsible for our general policies and for such general supervision and management of our business as may be necessary to insure that such business conforms to the provisions of our declaration of trust.

The trustees are accountable to the shareholders as fiduciaries and are required to perform their duties in good faith and in a manner each trustee believes to be in our best interest and our shareholders, with such care, including reasonable inquiry, as a prudent person in a like position would use under similar circumstances.

Our declaration of trust provides that the trustees shall have full, absolute and exclusive power, control, management and authority over our assets and over our business and affairs to the same extent as if the trustees were the sole owners thereof in their own right. The trustees have the power to enter into commitments to make any investment, purchase or acquisition or to exercise any power authorized by our declaration of trust, including the power to retain an advisor and to delegate any of the trustees’ powers and duties to an advisor.

The trustees have the responsibility to establish written policies on investments and borrowings and shall monitor our and the Advisor’s administrative procedures, investment operations and performance to assure that such policies are carried out. A majority in interest of the shareholders must approve any change in our investment objectives.

Indemnification

We agreed to indemnify and hold harmless our trustees, our Advisor and their affiliates who are performing services on our behalf (“Indemnified Parties”) against expense or liability, including attorneys’ fees and disbursements, in any action arising out of any act performed or omitted to be performed by them in connection with our operation or business; provided, that, (i) our trustee or the Advisor has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests (ii) such liability or loss was not the result of negligence or misconduct on the part of the Indemnified Party and (iii) such indemnification or agreement to hold harmless is recoverable only out of our assets and not from the shareholders. In addition, our declaration of trust contains provisions limiting the personal liability of our trustees, officers and shareholders.

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We do not indemnify the Indemnified Parties for any liability imposed by a judgment, and costs associated with a judgment, including attorneys’ fees, arising from or out of a violation of state or federal securities laws. However, we may indemnify the Indemnified Parties for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending such lawsuits, but only if: (a) a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made or (ii) approves indemnification of litigation costs if there has been a successful defense or (b) there has been a dismissal on the merits with prejudice (without a settlement).

Possible Shareholder Liability

It is possible that certain states may not recognize the limited liability of shareholders, although our declaration of trust provides that our shareholders shall not be subject to any personal liability for our acts or obligations. Our declaration of trust also provides that every written agreement entered into by us shall contain a provision that our obligations are not enforceable against our shareholders personally. No personal liability should attach to our shareholders under any agreement containing such a provision; however, not every written agreement entered into by us contains such a provision. In certain states, our shareholders may be held personally liable for claims against us (such as contract claims where the underlying agreement does not specifically exclude shareholder liability, claims for taxes, certain statutory liability and tort claims). Upon payment of any such liability, however, the shareholder will, in the absence of willful misconduct on the shareholder’s part, be entitled to reimbursement from our general assets, to the extent such assets are sufficient to satisfy the claim.

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USE OF PROCEEDS

Unless otherwise described in a supplement to this prospectus, we expect to use the net proceeds of the sale of our shares primarily to acquire and originate government insured and uninsured mortgage investments consistent with our investment policy limitations as stated in our declaration of trust, in each case, as described in detail in the prospectus supplement depending upon the circumstances at the time of the related offering, and for other general trust purposes.  Any specific allocation of the net proceeds of an offering of shares to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

           PLAN OF DISTRIBUTION

We may sell our shares in or outside the U.S. to or through underwriters or dealers, through agents or directly to other purchasers.  The applicable supplement to this prospectus with respect to our shares, will set forth the terms of the offering of our shares, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriter compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

Our shares may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed.  Any agent involved in the offer or sale of our shares will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.

In connection with the sale of our shares, underwriters or agents may receive compensation from us or from purchasers of our shares, for whom they may act as agents, in the form of discounts, concessions or commissions.  Underwriters may sell our shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of our shares may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of our shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act.  Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus.  Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our shares will be subject to conditions precedent and the underwriters will be obligated to purchase all our shares if any are purchased.  The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common shares sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the American Stock Exchange.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our shares may be entitled to indemnification by us against and contribution toward certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

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In order to comply with the securities laws of certain states, if applicable, our shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

           RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:

Year Ended December 31,
1997	1998	1999	2000	2001

N/A	N/A	8:1	2:1	4:1

For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests, adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries.   Fixed charges consist of interest expense, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries.  There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.  We had no debt outstanding prior to 1999.

           EXPERTS

The consolidated financial statements of American Mortgage Acceptance Company and of ARCap Investors, L.L.C. incorporated in this prospectus by reference from the Annual Report on Form 10-K of American Mortgage Acceptance Company for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

           LEGAL MATTERS

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York.  The validity of the shares will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

           WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As a result, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any document we file at the SEC’s regional offices at Citigroup Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms.  The SEC maintains an internet site that contains reports, proxy and information

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statements, and other information that we file electronically with the SEC and which are available at the SEC’s web site at: http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares offered by this prospectus.  This prospectus is part of the registration statement.  This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002 (SEC File No. 001-14583);

•	Our Quarterly Report on Form 10-Q for the period ending March 31, 2002, filed with the SEC on May 15, 2002 (SEC File No. 001-14583);

•	Our Quarterly Report on Form 10-Q for the period ending June 30, 2002, filed with the SEC on August 14, 2002 (SEC File No. 001-14583); and

•	Form 8-A12B, filed with the SEC on October 30, 1998 (SEC File No. 001-14583).

You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

American Mortgage Acceptance Company

625 Madison Avenue

New York, New York 10022

Attn: Hilary Forman

Telephone requests may be directed to (212) 421-5333.

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information or representations provided in this prospectus.  We have authorized no one to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

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American Mortgage Acceptance Company

680,000 Shares

7.25% Series A Cumulative Convertible Preferred Shares

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PROSPECTUS SUPPLEMENT

July 24, 2007
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Sterne, Agee & Leach, Inc.

Boenning & Scattergood, Inc.